Exhibit 3

Description of the Registrant and Recent Developments

This description of the Asian Infrastructure Investment Bank (“AIIB” or the “Bank”) is dated May 6, 2019 and appears as Exhibit 3 to the annual report on Form 18-K of AIIB for the fiscal year ended December 31, 2018.

ASIAN INFRASTRUCTURE INVESTMENT BANK	3
Overview	3
Legal Status	3
Membership, Capital Structure and Reserves	4
Relationship with Other International Financial Institutions	7

CAPITALIZATION AND INDEBTEDNESS	8

SELECTED FINANCIAL INFORMATION	9

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	10
Overview	10
Critical Accounting Policies	10
Income Statement	10
Balance Sheet	13
Asset Quality	14
Debt Record	14
External Auditor Work Papers	14
Related Party Transactions	15

OPERATIONS OF AIIB	16
Ordinary Resources and Special Fund Resources	16
Financial Instruments	17
Financing Portfolio	19
Approved Financings	21
Proposed Financings	26
Financing Approval Process	26
Key Operational Policies, Strategies and Frameworks	29
Economic Sanctions	29
AIIB Project Preparation Special Fund	30
Quality of Loan Portfolio	31

RISK MANAGEMENT	33
Risk Philosophy	33
Risk Appetite Statement	33
Risk Management Architecture	33
Three Lines of Defense	34
Capital Adequacy	34
Risk Types	35

GOVERNANCE AND ADMINISTRATION	39
Board of Governors	39
Board of Directors	43
Board Committees	47
Senior Management	48
International Advisory Panel	50
Employees	51

SELECTED DEMOGRAPHIC AND ECONOMIC DATA	52

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE ASIAN INFRASTRUCTURE INVESTMENT BANK.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Overview

AIIB is a multilateral development (“MDB”) with a mission to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, People’s Republic of China (“China”).

The Bank has identified three thematic priorities:

•	Sustainable Infrastructure: Promoting green infrastructure and supporting countries to meet their environmental and development goals.

•

Cross-border Connectivity: Prioritizing cross-border infrastructure, ranging from roads and rail, to ports, energy pipelines and telecoms across Central Asia, and the maritime routes in Southeast Asia, South Asia, the Middle East and beyond.

•	Private Capital Mobilization: Devising innovative solutions that catalyze private capital, in partnership with other MDBs, governments, private financiers and other partners.

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks designed to ensure that there is a direct link between the Bank’s mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects.

Legal Status

AIIB was established and operates under the Articles of Agreement (the “Articles of Agreement”), an international treaty to which governments are parties and which was open for signature on June 29, 2015 and entered into force on December 25, 2015. The Bank is not a private institution and does not have private shareholders.

The Articles of Agreement provide that all the powers of AIIB shall be vested in the Board of Governors of AIIB (the “Board of Governors”). The Board of Governors has delegated a broad range of operational oversight functions to the non-resident Board of Directors of AIIB (the “Board of Directors”). See “Governance and Administration.” On January 16, 2016, the Board of Governors convened its inaugural meeting in Beijing and declared the Bank open for business.

The Articles of Agreement endow AIIB with full juridical personality and, in particular, the full legal capacity (i) to contract, (ii) to acquire, and dispose of, immovable and movable property, (iii) to institute and respond to legal proceedings and (iv) to take such other action as may be necessary or useful for its purpose and activities. The Articles of Agreement provide that the Bank enjoys, in the territory of each of its members, the following immunities, exemptions and privileges:

•

The Bank enjoys immunity from every form of legal process, except in cases arising out of or in connection with the exercise of its power to raise funds, to guarantee obligations, or to buy and sell securities, in which case actions may be brought in a court of competent jurisdiction in the territory in which the Bank has an office, has appointed an agent for service of process or has issued or guaranteed securities. Moreover, no action may be brought against the Bank by a member or an instrumentality of such member; instead they have recourse to special procedures for settlement of disputes as described in the Articles of Agreement, in the by-laws and regulations of the Bank, or in contracts entered with the Bank.

•

The property and other assets of the Bank are immune from all forms of seizure, attachment or execution before delivery of a final judgment against the Bank, and from search, requisition, confiscation, expropriation or any other forceful taking by executive or legislative action. The archives of the Bank and all documents belonging to it or held by it are inviolable, regardless of location or who holds them.

•

All Governors, Directors, Alternate Governors, Alternate Directors, the President, Vice-President(s) and other officers and employees of the Bank are immune from legal process with respect to acts performed by them in their official capacity, except when the Bank waives this immunity.

•

The Bank, its assets, property, income and its operations and transactions are immune from all taxes and customs duties, and the Bank is immune from any obligation relating to the payment, withholding or collection of any tax or duty.

•	All of the property and assets of the Bank are free from restrictions, regulations, controls and moratoria of any nature (subject to the Articles of Agreement).

•

The salaries, emoluments and expenses which the Bank pays to its Directors, Alternate Directors, President, Vice-President(s) and other officers and employees of the Bank are exempt from taxation, save to the extent that a member has explicitly reserved its right to tax such payments to its nationals or citizens.

Membership, Capital Structure and Reserves

Membership

Membership in AIIB is open to members of the International Bank for Reconstruction and Development (“IBRD” or the “World Bank”) or the Asian Development Bank (“ADB”). In the case of an applicant that is not a sovereign or not responsible for the conduct of its international relations (e.g., a political subdivision such as a semi-autonomous territory), application for membership in the Bank must be presented or agreed by the member of the Bank responsible for its international relations.

In October 2014, 22 countries signed a Memorandum of Understanding to establish the Bank. By the end of March 2015, 57 countries committed to being part of the process to design and establish the Bank. Negotiations on the Articles of Agreement concluded on May 22, 2015 and by the end of 2015, 57 prospective members signed the Articles of Agreement. Signatories to the Articles of Agreement were required to ratify, accept or approve the Articles of Agreement no later than December 31, 2016, or such later date as determined by the Board of Governors by an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members (a “Special Majority Vote”). For those signatories that did not ratify, accept or approve the Articles of Agreement by December 31, 2016, the deadline for such ratification, acceptance or approval was extended; the current deadline is December 31, 2019.

Members of IBRD or ADB which were not signatories to the Articles of Agreement may be admitted by a Special Majority Vote of the Board of Governors. In respect of membership for non-signatories to the Articles of Agreement, the Bank has established procedures for membership. These procedures include initial informal discussions with the Corporate Secretary of the Bank followed by a firm written expression of interest in membership addressed to the Corporate Secretary and signed by an applicant’s duly authorized person with the rank of minister or above. If the applicant receives an informal consensus for admission from the Board of Directors, the Bank would then determine the indicative terms and conditions of membership of the applicant consistent with the Articles of Agreement. At this point, a formal application would then be made by the applicant, which would be signed by the applicant’s competent authority, such as Head of Government, Head of State or Foreign Minister. Upon receipt of the membership application, the terms and conditions of membership (including the maximum number of shares of the Bank to which the applicant may subscribe) would be recommended by the Board of Directors to the Board of Governors for its approval. Following approval by a Special Majority Vote of the Board of Governors, the applicant would prepare the necessary domestic authorization and legislation to become a member, and take other steps required for membership, including making payment of a first installment for subscribed paid-in shares, appointing a Governor and Alternate Governor and assigning votes to a Director.

There are 57 signatories to the Articles of Agreement, three of which, as of May 6, 2019, have not yet ratified, approved or accepted the Articles of Agreement. Consequently, the Bank currently has 54 founding members. As of May 6, 2019, the Bank has 70 members (44 regional and 26 non-regional). See “Table 1: Membership and Capital Allocation” below. The Bank also has 27 prospective members (six regional and 21 non-regional). Prospective members denote those jurisdictions whose membership applications have already been approved by the Board of Governors, but that have not become members yet. The Bank’s prospective regional members are: Armenia, Cook Islands, Kuwait, Lebanon, Papua New Guinea and Tonga. The Bank’s prospective non-regional members are: Algeria, Argentina, Belgium, Bolivia, Brazil, Chile, Côte d’Ivoire, Ecuador, Ghana, Greece, Guinea, Kenya, Libya, Morocco, Peru, Serbia, South Africa, Togo, Tunisia, Uruguay and Venezuela.

If a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members (a “Super Majority Vote”). A suspended member automatically ceases to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. Other than the right of withdrawal, a suspended member is not allowed to exercise any rights under the Articles of Agreement, but remains subject to all obligations under the Articles of Agreement.

Capital Structure

The authorized capital of the Bank consists of US$100,000,000,000 divided into paid-in shares having an aggregate par value of US$20,000,000,000 and callable shares having an aggregate par value of US$80,000,000,000. As of March 31, 2019, the members had subscribed an aggregate of US$96,403,800,000 of the Bank’s share capital, of which US$19,280,800,000 was paid-in and US$77,123,000,000 was callable.

Payment of subscribed, paid-in capital is due in five installments, except for members designated as less developed countries, which may pay in up to ten installments. As of March 31, 2019, US$15,031,590,905 had been received from members, all in convertible currency, and US$4,171,190,369 was not yet due. Capital subscriptions may be paid in United States dollars or in other convertible currency. However, to the extent that a member is a less developed country, the member may pay a portion of up to 50% of each installment in the currency of the member, with the Bank having discretion as to what amount is equivalent to the full value in terms of U.S. dollars and the member maintaining the value of all such currency held by the Bank should the member’s currency depreciate in the Bank’s opinion.

The authorized capital stock of the Bank may be increased only by a Super Majority Vote.

Total voting power of each member consists of the sum of its basic votes, share votes and, in the case of a founding member, its founding member votes. A member’s basic votes equal 12% of the aggregate sum of basic votes, share votes and founding member votes of all the members, divided by the number of members. Share votes consist of the number of shares of the capital stock of the Bank subscribed to by that member. All rights, including voting rights, acquired in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank. Each founding member is allocated 600 founding member votes.

Table 1: Membership and Capital Allocation(1)

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million USD)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Regional
Afghanistan	2017	86.6	0.0898%	693	—	1,934	2,627	0.2328%
Australia	2015	3,691.2	3.8289%	36,912	600	1,934	39,446	3.4958%
Azerbaijan	2016	254.1	0.2636%	2,541	600	1,934	5,075	0.4498%
Bahrain	2018	103.6	0.1075%	1,036	—	1,934	2,970	0.2632%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million USD)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Bangladesh	2016	660.5	0.6851%	6,605	600	1,934	9,139	0.8099%
Brunei Darussalam	2015	52.4	0.0544%	524	600	1,934	3,058	0.2710%
Cambodia	2016	62.3	0.0646%	623	600	1,934	3,157	0.2798%
China	2015	29,780.4	30.8913%	297,804	600	1,934	300,338	26.6167%
Cyprus	2018	20.0	0.0207%	200	—	1,934	2,134	0.1891%
Fiji	2017	12.5	0.0130%	125	—	1,934	2,059	0.1825%
Georgia	2015	53.9	0.0559%	539	600	1,934	3,073	0.2723%
Hong Kong, China	2017	765.1	0.7936%	7,651	—	1,934	9,585	0.8494%
India	2016	8,367.3	8.6794%	83,673	600	1,934	86,207	7.6399%
Indonesia	2016	3,360.7	3.4861%	33,607	600	1,934	36,141	3.2029%
Iran	2017	1,580.8	1.6398%	12,646	600	1,934	15,180	1.3453%
Israel	2016	749.9	0.7779%	7,499	600	1,934	10,033	0.8891%
Jordan	2015	119.2	0.1236%	1,192	600	1,934	3,726	0.3302%
Kazakhstan	2016	729.3	0.7565%	7,205	600	1,934	9,739	0.8631%
Korea	2015	3,738.7	3.8782%	37,387	600	1,934	39,921	3.5379%
Kyrgyz Republic	2016	26.8	0.0278%	268	600	1,934	2,802	0.2483%
Lao PDR	2016	43.0	0.0446%	430	600	1,934	2,964	0.2627%
Malaysia	2017	109.5	0.1136%	1,095	600	1,934	3,629	0.3216%
Maldives	2016	7.2	0.0075%	72	600	1,934	2,606	0.2310%
Mongolia	2015	41.1	0.0426%	411	600	1,934	2,945	0.2610%
Myanmar	2015	264.5	0.2744%	2,645	600	1,934	5,179	0.4590%
Nepal	2016	80.9	0.0839%	809	600	1,934	3,343	0.2963%
New Zealand	2015	461.5	0.4787%	4,615	600	1,934	7,149	0.6336%
Oman	2016	259.2	0.2689%	2,592	600	1,934	5,126	0.4543%
Pakistan	2015	1,034.1	1.0727%	10,332	600	1,934	12,866	1.1402%
Philippines	2016	979.1	1.0156%	9,791	600	1,934	12,325	1.0923%
Qatar	2016	604.4	0.6269%	6,044	600	1,934	8,578	0.7602%
Russia	2015	6,536.2	6.7800%	65,362	600	1,934	67,896	6.0171%
Samoa	2018	2.1	0.0022%	17	—	1,934	1,951	0.1729%
Saudi Arabia	2016	2,544.6	2.6395%	25,446	600	1,934	27,980	2.4797%
Singapore	2015	250.0	0.2593%	2,500	600	1,934	5,034	0.4461%
Sri Lanka	2016	269.0	0.2790%	2,690	600	1,934	5,224	0.4630%
Tajikistan	2016	30.9	0.0321%	309	600	1,934	2,843	0.2520%
Thailand	2016	1,427.5	1.4808%	14,275	600	1,934	16,809	1.4897%
Timor-Leste	2017	16.0	0.0166%	160	—	1,934	2,094	0.1856%
Turkey	2016	2,609.9	2.7073%	26,099	600	1,934	28,633	2.5375%
United Arab Emirates	2016	1,185.7	1.2299%	11,857	600	1,934	14,391	1.2754%
Uzbekistan	2016	219.8	0.2280%	2,198	600	1,934	4,732	0.4194%
Vanuatu	2018	0.5	0.0005%	5	—	1,934	1,939	0.1718%
Vietnam	2016	663.3	0.6880%	6,633	600	1,934	9,167	0.8124%

Total Regional		73,855.3	76.6104%	735,116	21,600	85,096	841,812	74.6035%

Non-Regional
Austria	2015	500.8	0.5195%	5,008	600	1,934	7,542	0.6684%
Belarus	2019	64.1	0.0665%	641	—	1,934	2,575	0.2282%
Canada	2018	995.4	1.0325%	9,954	—	1,934	11,888	1.0535%
Denmark	2016	369.5	0.3833%	3,695	600	1,934	6,229	0.5520%
Egypt	2016	650.5	0.6748%	6,505	600	1,934	9,039	0.8011%
Ethiopia	2017	45.8	0.0475%	458	—	1,934	2,392	0.2120%
Finland	2016	310.3	0.3219%	3,103	600	1,934	5,637	0.4996%
France	2016	3,375.6	3.5015%	33,756	600	1,934	36,290	3.2161%
Germany	2015	4,484.2	4.6515%	44,842	600	1,934	47,376	4.1986%
Hungary	2017	100.0	0.1037%	1,000	—	1,934	2,934	0.2600%
Iceland	2016	17.6	0.0183%	176	600	1,934	2,710	0.2402%
Ireland	2017	131.3	0.1362%	1,313	—	1,934	3,247	0.2878%
Italy	2016	2,571.8	2.6677%	25,718	600	1,934	28,252	2.5038%
Luxembourg	2015	69.7	0.0723%	697	600	1,934	3,231	0.2863%
Madagascar	2018	5.0	0.0052%	50	—	1,934	1,984	0.1758%
Malta	2016	13.6	0.0141%	136	600	1,934	2,670	0.2366%

		Total Subscriptions		Voting Power
Member	Year of Accession	Amount (million USD)	Percent of Total	Share Votes	Founding Member Votes	Basic Votes	Total Votes	Percent of Total
Netherlands	2015	1,031.3	1.0698%	10,313	600	1,934	12,847	1.1385%
Norway	2015	550.6	0.5711%	5,506	600	1,934	8,040	0.7125%
Poland	2016	831.8	0.8628%	8,318	600	1,934	10,852	0.9617%
Portugal	2017	65.0	0.0674%	650	600	1,934	3,184	0.2822%
Romania	2018	153.0	0.1587%	1,530	—	1,934	3,464	0.3070%
Spain	2017	1,761.5	1.8272%	17,615	600	1,934	20,149	1.7857%
Sudan	2018	59.0	0.0612%	590	—	1,934	2,524	0.2237%
Sweden	2016	630.0	0.6535%	6,300	600	1,934	8,834	0.7829%
Switzerland	2016	706.4	0.7328%	7,064	600	1,934	9,598	0.8506%
United Kingdom	2015	3,054.7	3.1687%	30,547	600	1,934	33,081	2.9317%

Total Non-Regional		22,548.5	23.3896%	225,485	10,800	50,284	286,569	25.3965%

Grand Total		96,403.8	100.0000%	960,601	32,400	135,380	1,128,381	100.0000%

Note:

(1)	Subscription and voting figures are as of May 6, 2019.

As shown in the table above, China holds the largest percentage of voting power, with 26.6167% of the total as of May 6, 2019. Because Super Majority Votes require in part the affirmative vote of Governors representing not less than three-fourths of the total voting power of AIIB’s members, any member with over 25% of AIIB’s total voting power could effectively prevent actions requiring a Super Majority Vote from occurring. See “Governance and Administration–Board of Governors” for further information on the types of measures that require a Super Majority Vote.

Withdrawal and Suspension

Pursuant to Article 37 of the Articles of Agreement, any member may withdraw from the Bank at any time by delivering a notice to the Bank, and such withdrawal will become effective (and the withdrawing member’s membership will cease) on the date specified in the notice but no sooner than six months after the date that notice is received by the Bank. At any time before the withdrawal becomes effective, the member may cancel its notice of intention to withdraw. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject as of the date of delivery of the withdrawal notice. At the time membership ceases, the Bank shall arrange for the repurchase of the withdrawing member’s shares by the Bank as a part of the settlement of accounts with such member.

Pursuant to Article 38 of the Articles of Agreement, if a member fails to fulfill any of its obligations to the Bank, the Board of Governors may suspend such member by a Super Majority Vote. See “Governance and Administration–Board of Governors”. A suspended member shall automatically cease to be a member one year from the date of its suspension, unless the Board of Governors decides by a Super Majority Vote to restore the member to good standing. While under suspension, a member shall not be entitled to exercise any rights under the Articles of Agreement, except the right of withdrawal, but shall remain subject to all its obligations.

Reserves

Pursuant to Article 18(1) of the Articles of Agreement, the Board of Governors shall determine at least annually what part of the net income of AIIB shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

Relationship with Other International Financial Institutions

In the interest of partnership and cooperation, the Bank signed Memoranda of Understanding with several international financial institutions, including ADB, the African Development Bank (“AfDB”), the African Development Fund, the European Bank for Reconstruction and Development (“EBRD”), the European Investment Bank, the Inter-American Development Bank, the Inter-American Investment Corporation, the International Development Association (“IDA”), the International Finance Corporation (“IFC”), the Islamic Development Bank Group, the Multilateral Investment Guarantee Agency, the New Development Bank (“NDB”) and the World Bank. The Bank has also entered into a Co-Financing Framework Agreement with IBRD and IDA, an International Swaps and Derivatives Association Master Agreement with IFC, and a Joint Declaration with the International Solar Alliance for the Promotion of Solar Energy Globally.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth AIIB’s capitalization and indebtedness as of December 31, 2018 and does not give effect to any transaction since December 31, 2018. Through May 6, 2019, there have been no material changes to the capitalization and indebtedness of the Bank since December 31, 2018.

As of December 31, 2018
(audited) (in thousands of US$)
Borrowings	—
Members’ equity
Paid-in capital	19,268,000
Reserve for accretion of paid-in capital receivables	(70,481)
Retained earnings	314,899

Total members’ equity	19,512,418

SELECTED FINANCIAL INFORMATION

The financial information included herein as of and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016 (beginning on January 16, 2016, the date of commencement of AIIB’s operations) is derived from AIIB’s audited financial statements for the year ended December 31, 2018, including the notes thereto (the “2018 Audited Financial Statements”), which were audited by AIIB’s independent auditor PricewaterhouseCoopers, and AIIB’s audited financial statements for the year ended December 31, 2017, including the notes thereto (the “2017 Audited Financial Statements,” and together with the 2018 Audited Financial Statements, the “Financial Statements”), which were also audited by PricewaterhouseCoopers. The Financial Statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The 2018 Audited Financial Statements and the 2017 Audited Financial Statements present fairly, in all material respects, the financial position of the Bank as of December 31, 2018 and December 31, 2017, respectively, and its results of operations and its cash flows for the years ended December 31, 2018 and December 31, 2017, respectively, in accordance with IFRS.

The Bank is currently implementing internal controls over financial reporting based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and will provide an attestation report issued by its external auditor in relation to the Bank’s internal control over financial reporting beginning with its audited financial statements for the year ended December 31, 2019.

The selected financial information should be read in conjunction with the 2018 Audited Financial Statements in Exhibit 2 of this annual report on Form 18-K, the 2017 Audited Financial Statements in Exhibit 2-A of this annual report on Form 18-K and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this annual report on Form 18-K.

	Year ended December 31,
	2018	2017	2016
			(beginning on January 16, 2016, the date of commencement of AIIB’s operations)
	(in thousands of US$)
Selected Profit and Loss Information
Interest income	250,761	124,193	23,455
Interest expense	—	—	—

Net interest income	250,761	124,193	23,455
Net fee and commission income (expense)	12,654	(866)	(70)
Net gain on investment at fair value through profit or loss	56,622	53,783	14,873
Impairment provision	(39,608)	(9,088)	(277)
General and administrative expenses	(84,737)	(56,098)	(30,658)
Net foreign exchange gain (loss)	44	(58)	(26)

Operating profit for the period	195,736	111,866	7,297
Accretion of paid-in capital receivables	103,780	140,442	160,063

Net profit for the period	299,516	252,308	167,360
Other comprehensive income	—	—	—

Total comprehensive income	299,516	252,308	167,360

	As of December 31,
	2018	2017	2016
	(in thousands of US$)
Selected Balance Sheet Information
Total assets	19,562,269	18,972,606	17,795,367
Total liabilities	49,851	13,587	5,538
Total members’ equity	19,512,418	18,959,019	17,789,829

Total liabilities and members’ equity	19,562,269	18,972,606	17,795,367

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the 2018 Audited Financial Statements in Exhibit 2 of this annual report on Form 18-K and the 2017 Audited Financial Statements in Exhibit 2-A of this annual report on Form 18-K.

Overview

AIIB is an MDB with a mission to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment. The Bank maintains its principal office in Beijing, China.

The Bank has identified three thematic priorities:

•	Sustainable Infrastructure: Promoting green infrastructure and supporting countries to meet their environmental and development goals.

•

Cross-border Connectivity: Prioritizing cross-border infrastructure, ranging from roads and rail, to ports, energy pipelines and telecoms across Central Asia, and the maritime routes in Southeast Asia, South Asia, the Middle East and beyond.

•	Private Capital Mobilization: Devising innovative solutions that catalyze private capital, in partnership with other MDBs, governments, private financiers and other partners.

Critical Accounting Policies

AIIB’s financial statements are prepared in accordance with IFRS. The financial year of the Bank begins on January 1 and ends on December 31 of each year. For 2016, the financial year began on January 16, 2016, the date the Bank commenced operations, and ended on December 31, 2016.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning with the financial year commencing on January 16, 2016, the date the Bank commenced operations. In addition, the Bank has adopted IFRS 9 Financial Instruments (full version issued in July 2014 and mandatorily effective on January 1, 2018), IFRS 15 Revenue from Contracts with Customers (mandatorily effective on January 1, 2018) and IFRS 16 Leases (mandatorily effective on January 1, 2019) from the commencement of AIIB’s operations. AIIB’s financial statements are prepared under the historical cost convention, except for those financial assets measured at fair value. The financial statements are prepared on a going concern basis. AIIB’s functional and presentation currency is the U.S. dollar.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgement in its process of applying the Bank’s policies. The areas involving a higher degree of judgement or complexity, or areas where judgements or estimates are significant to the Financial Statements are disclosed in Note B to the 2018 Audited Financial Statements.

Income Statement

Interest Income

Interest income mainly consists of (i) interest earned on term deposits (and, beginning in the year ended December 31, 2018, interest earned on investments in money market funds) and (ii) interest earned on loan investments, including the amortization of front-end fees and other costs related to loan origination.

Years Ended December 31, 2018, 2017 and 2016. AIIB’s interest income increased to US$250.8 million for the year ended December 31, 2018 from US$124.2 million for the year ended December 31, 2017 due to an increase in both term deposit and money market fund balances and loan investments. Interest income from cash and deposits increased to US$213.4 million for the year ended December 31, 2018 from US$112.4 million for the year ended December 31, 2017. Interest income from loan investments increased to US$37.4 million for the year ended December 31, 2018 from US$11.8 million for the year ended December 31, 2017.

AIIB’s interest income increased to US$124.2 million for the year ended December 31, 2017 from US$23.5 million for the year ended December 31, 2016 (beginning on January 16, 2016) mainly due to an increase in term deposit balances. Interest income from cash and deposits increased to US$112.4 million for the year ended December 31, 2017 from US$23.4 million for the year ended December 31, 2016 (beginning on January 16, 2016). Interest income from loan investments increased to US$11.8 million for the year ended December 31, 2017 from less than US$0.1 million for the year ended December 31, 2016 (beginning on January 16, 2016).

Interest Expense

Years Ended December 31, 2018, 2017 and 2016. AIIB’s interest expense was nil for the years ended December 31, 2018, 2017 and 2016 (beginning on January 16, 2016).

Net Interest Income

Net interest income is interest income less interest expense.

Years Ended December 31, 2018, 2017 and 2016. For the reasons set forth above, AIIB’s net interest income increased to US$250.8 million for the year ended December 31, 2018 from US$124.2 million for the year ended December 31, 2017 and US$23.5 million for the year ended December 31, 2016 (beginning on January 16, 2016).

Net Fee and Commission Income (Expense)

Net fee and commission income (expense) consists of (i) loan service (i.e., supervision) fees charged to borrowers (and, beginning in the year ended December 31, 2018, loan commitment fees) and (ii) fees earned from administering the Special Fund, less (iii) co-financing service fees paid in respect of co-financing arrangements. See “Asian Infrastructure Investment Bank–Relationship with Other International Financial Institutions.”

Years Ended December 31, 2018, 2017 and 2016. AIIB generated a net fee and commission income of US$12.7 million for the year ended December 31, 2018, compared to a net fee and commission expense of US$0.9 million for the year ended December 31, 2017. This change was mainly due to the recognition of loan commitment fees as fee and commission income beginning in the year ended December 31, 2018 (such fees having been in prior periods accounted for using the amortization method) and to an increase in committed loans, resulting in an increase of loan service and commitment fees to US$13.8 million for the year ended December 31, 2018 from loan service fees of less than US$0.1 million for the year ended December 31, 2017. This increase was partially offset by an increase in co-financing service fees to US$1.2 million for the year ended December 31, 2018 from US$1.0 million for the year ended December 31, 2017, resulting from an increase in loan commitments made pursuant to co-financing arrangements with other international financial institutions.

AIIB’s net fee and commission expense increased to US$0.9 million for the year ended December 31, 2017 from US$0.1 million for the year ended December 31, 2016 (beginning on January 16, 2016) mainly due to an increase in co-financing service fees to US$1.0 million from US$0.2 million. This increase in co-financing service fees was the result of an increase in loan commitments made pursuant to co-financing arrangements with other international financial institutions.

Net Gain on Investments at Fair Value through Profit or Loss

Net gain on investments at fair value through profit or loss is the fair value gain of AIIB’s investments in a trust fund with the World Bank (the “Trust Fund”), the IFC Emerging Asia Fund, a private equity limited partnership fund in which AIIB invests as a limited partner (the “LLP Fund”), and the India Infrastructure Fund. The Trust Fund was closed upon expiration of its contractual term and all outstanding balances (approximately US$3,295.2 million) were returned to the Bank as of the end of January 2019. See “–Balance Sheet–Assets.”

Years Ended December 31, 2018, 2017 and 2016. AIIB’s net gain on investments at fair value through profit or loss increased to US$56.6 million for the year ended December 31, 2018 from US$53.8 million for the year ended December 31, 2017 mainly due to the fair value gain of AIIB’s investments in the Trust Fund.

AIIB’s net gain on investments at fair value through profit or loss increased to US$53.8 million for the year ended December 31, 2017 from US$14.9 million for the year ended December 31, 2016 (beginning on January 16, 2016) mainly due to the fair value gain of AIIB’s investments in the Trust Fund.

Impairment Provision

As required by IFRS 9, AIIB uses an expected credit loss (“ECL”) model to estimate credit loss on financial assets, such as loan disbursements, and on other instruments, such as undrawn loan commitments. AIIB recognizes an ECL allowance at each reporting date and recognizes as an impairment loss or the reversal of an impairment loss (i.e., an impairment provision) the change in ECL allowance between such reporting date and the previous reporting date. See “Operations of AIIB–Quality of Loan Portfolio,” “Risk Management–Risk Types–Financing Credit Risk” and Notes B.3.3.4, B4.1 and D3 to the 2018 Audited Financial Statements for further discussion on the Bank’s credit quality analysis.

Years Ended December 31, 2018, 2017 and 2016. AIIB’s impairment provision increased to US$39.6 million for the year ended December 31, 2018 from US$9.1 million for the year ended December 31, 2017 mainly due to the downgrade in the internal ratings of certain sovereign borrowers and, to a lesser extent, the increase in loan commitments and disbursements. AIIB’s impairment provision increased to US$9.1 million for the year ended December 31, 2017 from US$0.3 million for the year ended December 31, 2016 (beginning on January 16, 2016) mainly due to the increase in the Bank’s loan commitments and disbursements. See “Operations of AIIB–Quality of Loan Portfolio.”

General and Administrative Expenses

General and administrative expenses mainly consist of (i) staff costs, such as short-term employee benefits, including salaries, location premiums and medical and life insurance, and costs related to AIIB’s defined contribution (i.e., retirement) plan, (ii) professional service expenses, (iii) IT services, (iv) facilities and administration expenses, (v) traveling expenses and (vi) other expenses.

Years Ended December 31, 2018, 2017 and 2016. AIIB’s general and administrative expenses increased to US$84.7 million for the year ended December 31, 2018 from US$56.1 million for the year ended December 31, 2017 mainly due to (i) an increase in staff costs to US$38.4 million for the year ended December 31, 2018 from US$25.2 million for the year ended December 31, 2017, (ii) an increase in professional service expenses to US$19.7 million for the year ended December 31, 2018 from US$12.6 million for the year ended December 31, 2017, (iii) an increase in traveling expenses to US$7.4 million for the year ended December 31, 2018 from US$4.2 million for the year ended December 31, 2017 and (iv) an increase in IT services to US$7.8 million for the year ended December 31, 2018 from US$5.7 million for the year ended December 31, 2017. Such increases were mainly due to the continuing ramp-up of AIIB’s organizational activities and operations, including an increase in employee headcount.

AIIB’s general and administrative expenses increased to US$56.1 million for the year ended December 31, 2017 from US$30.7 million for the year ended December 31, 2016 (beginning on January 16, 2016) mainly due to (i) an increase in staff costs to US$25.2 million for the year ended December 31, 2017 from US$12.2 million for the year ended December 31, 2016 (beginning on January 16, 2016) and (ii) an increase in professional service expenses to US$12.6 million for the year ended December 31, 2017 from US$6.7 million for the year ended December 31, 2016 (beginning on January 16, 2016). The increases in staff costs and professional service expenses were mainly due to the ramp-up of AIIB’s organizational activities and operations, including an increase in employee headcount.

Operating Profit

Years Ended December 31, 2018, 2017 and 2016. Mainly for the reasons set forth above, AIIB’s operating profit increased to US$195.7 million for the year ended December 31, 2018 from US$111.9 million for the year ended December 31, 2017 and US$7.3 million for the year ended December 31, 2016 (beginning on January 16, 2016).

Accretion of Paid-in Capital Receivables

Paid-in capital receivables represent amounts due from the Bank’s members in respect of paid-in capital. See “Asian Infrastructure Investment Bank–Membership, Capital Structure and Reserves–Capital Structure.” These amounts are initially recognized at fair value, which reflects the discounted present value of future paid-in capital inflows, and subsequently measured at amortized cost. The difference between amortized cost and fair value is accounted for as a reserve under members’ equity and is accreted through the income statement using the effective interest method.

Years Ended December 31, 2018, 2017 and 2016. AIIB’s accretion of paid-in capital receivables equaled US$103.8 million for the year ended December 31, 2018, US$140.4 million for the year ended December 31, 2017 and US$160.1 million for the year ended December 31, 2016 (beginning on January 16, 2016).

Total comprehensive income

Years Ended December 31, 2018, 2017 and 2016. Mainly for the reasons set forth above, AIIB’s total comprehensive income increased to US$299.5 million for the year ended December 31, 2018 from US$252.3 million for the year ended December 31, 2017 and US$167.4 million for the year ended December 31, 2016 (beginning on January 16, 2016).

Balance Sheet

Assets

Total assets mainly consist of (i) term deposits, (ii) paid-in capital receivables, (iii) investments at fair value through profit or loss, (iv) cash and cash equivalents and (v) loan investments at amortized cost.

During the periods under review, investments at fair value through profit or loss included the funds that the Bank had placed in the Trust Fund. These funds were, in turn, reinvested by the Trust Fund counterparty, the World Bank, in a larger collective pool of investments in accordance with the investment mandate for the entire pool. The counterparty made allocations within the investment pool subject to a framework agreement between the Bank and the counterparty to create a model portfolio exposure. Permitted holdings within the investment pool consisted of local currency sovereign instruments; foreign currency instruments of sovereign entities, agencies, other official entities and multilateral institutions rated at least AA-; corporate and ABS instruments rated AAA; and deposits with banks rated at least A-. As of December 31, 2018, the fair value of the Trust Fund was approximately US$3,292.6 million. The Trust Fund was closed upon expiration of its contractual term and all outstanding balances were returned to the Bank as of the end of January 2019.

Assets of the Bank include high-quality liquid assets, which are defined as cash or assets that can be converted into cash at little or no loss in value. See “Risk Management–Risk Types–Liquidity Risks” for further discussion on the Bank’s liquidity.

As of December 31, 2018 and 2017. As of December 31, 2018, AIIB’s total assets were US$19,562.3 million, compared to total assets of US$18,972.6 million as of December 31, 2017. This increase resulted mainly from an increase of US$2,337.4 million in term deposits with a maturity of more than 3 months, an increase of US$1,147.9 million in cash and cash equivalents (mainly due to investment in money market funds) and an increase of US$591.9 million in loan investments at amortized cost. This increase was partially offset by a decrease of US$3,561.9 million in paid-in capital receivables (reflecting the continuing payment of members’ paid-in capital contributions).

Liabilities

Total liabilities mainly consist of accrued expenses, provisions related to ECL on loan commitments, staff costs payable and, for the year ended December 31, 2018, prepaid paid-in capital.

As of December 31, 2018 and 2017. As of December 31, 2018, AIIB’s total liabilities were US$49.9 million, compared to total liabilities of US$13.6 million as of December 31, 2017. This increase resulted primarily from a provision of US$32.8 million that the Bank has taken in respect of an ECL allowance due mainly to the downgrade in the internal ratings of certain sovereign borrowers, an increase of US$4.8 million in accrued expenses and the prepayment of US$2.6 million in paid-in capital in 2018. See “Operations of AIIB–Quality of Loan Portfolio.”

Members’ Equity

Members’ equity consists of (i) paid-in capital, (ii) reserves for accretion of paid-in capital receivables and (iii) retained earnings.

As of December 31, 2018 and 2017. As of December 31, 2018, AIIB’s total members’ equity was US$19,512.4 million, compared to total members’ equity of US$18,959.0 million as of December 31, 2017. This increase resulted from an increase of US$267.7 million in paid-in capital and an increase of US$195.7 million in retained earnings, partially offset by a decrease of US$90.0 million in reserves for accretion of paid-in capital receivables.

Asset Quality

As of December 31, 2018, no AIIB assets were categorized as overdue, restructured trouble debt, in non-accrual status or written off, except for overdue contractual undiscounted paid-in capital receivables of $256.7 million, which are not considered as impaired. Of this amount, $178.7 million was collected as of April 3, 2019, the date of the signing of the 2018 Audited Financial Statements. See “Operations of AIIB–Quality of Loan Portfolio,” “Risk Management–Risk Types–Financing Credit Risk” and Note D to the 2018 Audited Financial Statements for further discussion on the Bank’s asset quality.

Debt Record

A non-interest bearing start-up budget loan facility of US$8.3 million to fund AIIB’s initial organizational activities was provided to AIIB by the Ministry of Finance of China. All amounts owed under this facility were repaid on April 1, 2016. AIIB has never defaulted on the payment of principal of, or premium or interest on, any debt obligation.

External Auditor Work Papers

In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the mainland Chinese affiliates of the “big four” accounting firms, including the affiliate of the Bank’s auditor. The Rule 102(e) proceedings initiated by the SEC, which have since been stayed pursuant to an agreement between the accounting firms and the SEC, related to the failure of these firms to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in China are not in a position lawfully to produce documents directly to the SEC because of restrictions under Chinese law, including specific directives issued by the Chinese Securities Regulatory Commission. The issues raised by the proceedings are not specific to the Chinese affiliate of the Bank’s auditor, but potentially affect equally all Public Company Accounting Oversight Board-registered audit firms based in China and all businesses based in China (or with substantial operations in China) with securities registered with the SEC. In addition, auditors based outside of China are subject to similar restrictions under Chinese law in respect of audit work that is carried out in China which supports the audit opinions issued on financial statements of entities with substantial China operations.

To address the potential difficulties in obtaining audit work papers, the Bank has engaged with the authorities of China, its host country, and received assurances from the Ministry of Finance of China that the authorities of China would not prevent the release of the Bank’s external auditor work papers pertaining to the Bank if the SEC were to request them during the course of an SEC investigation.

Related Party Transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

The Bank’s related party transactions include the following. For additional information with respect to AIIB’s related party transactions, see Note C14 to the 2018 Audited Financial Statements.

•

In accordance with Article 5 of the Headquarters Agreement entered into between the government of China and the Bank on January 16, 2016, the government of China provides a permanent office building and temporary office accommodation to the Bank, free of charge.

•

As of March 31, 2019, the Bank had one loan outstanding to a member of the Bank’s senior management, Sir Danny Alexander, Vice President and Corporate Secretary, which had an amount outstanding of US$11,750.

•

In December 2017, the Bank approved a US$250.0 million term loan facility to Beijing Gas Group Company Limited, a nonsovereign borrower that is ultimately controlled by a state-owned enterprise of China. See “Operations of AIIB–Approved Financings–Loans–China.” The facility is guaranteed by a commercial bank and was entered into in the ordinary course of business under normal commercial terms and at market rates. As of December 31, 2018, the carrying amount of this facility was US$47.0 million.

OPERATIONS OF AIIB

AIIB’s mission is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions. The Bank commenced operations on January 16, 2016 to help its members meet a substantial financing gap between the demand for infrastructure in Asia and available financial resources. The Bank aims to work with public and private sector partners to channel its own public resources, together with private and institutional funds, into sustainable infrastructure investment.

The Bank has identified three thematic priorities:

•	Sustainable Infrastructure: Promoting green infrastructure and supporting countries to meet their environmental and development goals.

•

Cross-border Connectivity: Prioritizing cross-border infrastructure, ranging from roads and rail, to ports, energy pipelines and telecoms across Central Asia, and the maritime routes in Southeast Asia, South Asia, the Middle East and beyond.

•	Private Capital Mobilization: Devising innovative solutions that catalyze private capital, in partnership with other MDBs, governments, private financiers and other partners.

The Bank’s policies are designed to ensure there is a direct link between the Bank’s mission and thematic priorities and the projects it finances. Sustainable development is an integral part of the Bank’s identification, preparation and implementation of projects. For example, the Bank has approved an Environmental and Social Framework (the “ESF Framework”), which, consistent with the United Nations’ Sustainable Development Goals and the practices of peer MDBs, recognizes the need to address the three dimensions of sustainable development – economic, social and environmental – in a balanced and integrated manner. See “–Key Operational Policies, Strategies and Frameworks–Environmental and Social Framework.”

Ordinary Resources and Special Fund Resources

Operations of the Bank consist of ordinary operations financed from ordinary resources (“Ordinary Resources”) and special operations financed from special fund resources (“Special Fund Resources”).

Ordinary Resources include (i) the authorized capital stock of the Bank, comprising paid-in and callable shares of its members, (ii) funds raised by the Bank through borrowing or other means, (iii) funds received in the repayment of loans and guarantees, as returns on equity investments or from other types of financing as may be determined by the Board of Governors, (iv) income derived from loans or guarantees made from the above-mentioned funds and (v) any other funds or income received from the Bank which are not Special Fund Resources.

Special Fund Resources are (i) funds accepted by the Bank for inclusion in any special fund (a “Special Fund”), (ii) funds received in respect of loans or guarantees and proceeds of any equity investments financed from the resources of a Special Fund, (iii) income derived from the investment of resources of a Special Fund and (iv) any other resources placed at the disposal of a Special Fund. Special Funds must serve the purpose and come within the functions of the Bank and may only be used under terms and conditions consistent with such. Ordinary Resources and Special Fund Resources may separately finance elements of the same project or program. The two types of resources, however, must be held, used, committed, invested or otherwise disposed of entirely separately from each other. In no circumstances may Ordinary Resources be charged with, or used to discharge, losses or liabilities arising out of Special Fund Resources. The Bank must adopt special rules and regulations for the establishment, administration and use of each Special Fund.

To date, the Bank has established one Special Fund: the AIIB Project Preparation Special Fund. See “–AIIB Project Preparation Special Fund.”

Financial Instruments

To implement the Bank’s purpose, the Bank may provide or facilitate financing to any member, or any agency, instrumentality or political subdivision of a member, or any entity operating in the territory of a member, as well as to international or regional agencies or entities concerned with economic development of Asia. In limited circumstances, and subject to a Super Majority Vote (see “Governance and Administration–Board of Governors”), the Bank may also provide assistance to other recipients, provided such assistance (i) serves the purpose and comes within the functions of the Bank and is in the interest of the Bank’s membership and (ii) is of a type of assistance that the Bank is permitted to provide pursuant to Article 11(2) of the Articles of Agreement.

The Bank may offer a range of financial products, including loans, equity investments and guarantees of loans for economic development (either as primary or secondary obligor). The Bank may also deploy Special Fund Resources (See “–Ordinary Resources and Special Fund Resources”), technical assistance and other types of financing as may be determined by the Board of Governors.

For the Bank to agree to provide financing, the project in question must meet a variety of conditions, including the following:

•	it must have clearly defined development objectives consistent with the Bank’s purpose that permit appropriate evaluation of the project’s impact;

•	it must provide for specific productive activities necessary to meet these development objectives;

•	alternative sources of finance, in particular private capital, must be unavailable for the project on terms and conditions that the Bank considers reasonable; and

•	it must be in compliance with all applicable Bank policies.

Sovereign-backed Financing

Sovereign-backed financing refers to the following:

•	a loan to, or guaranteed by, a member of AIIB; or

•	a guarantee that:

(i) covers debt service defaults under a loan that are caused by a government’s failure to meet a specific obligation in relation to a project or by a borrower’s failure to make a payment under the loan; and

(ii) is accompanied by a counter-guarantee and indemnity provided by the AIIB member in whose territory the relevant project is located, in connection with such guarantee.

Sovereign-backed financings are subject to terms and conditions that are uniform across all sovereign-backed borrowers.

For sovereign-backed loans, these terms and conditions include the following:

•	all loans are currently denominated in U.S. dollars;

•

pricing comprises the interest rate, front-end fee and commitment fee. For fixed-spread loans, the interest rate consists of a market-based reference rate and a fixed spread equal to a contractual lending spread, the Bank’s projected funding costs over the life of the loan and a market risk premium. For variable-spread loans, the interest rate consists of a market-based reference rate and a variable spread equal to a contractual lending spread and an actual funding cost margin. For both types of loans, depending on the maturity of the loan, a maturity premium may also be charged;

•	all loans must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years; and

•	each loan that is not made to a member of the Bank must be secured by a guarantee from the relevant member.

Sovereign-backed guarantees include the following terms and conditions:

•	all guarantees are currently denominated in U.S. dollars;

•	all guarantees must have a weighted average maturity of no more than 20 years and a final maturity of no more than 35 years (unless the Board of Directors determines otherwise);

•

pricing consists of three fees: (i) a standby (i.e., commitment) fee, (ii) a guarantee fee equal to the contractual lending spread and, if applicable, a maturity premium and (iii) a front-end fee charged based on the maximum amount of the guarantee;

•	the Bank may also charge a processing charge, as appropriate, to cover its internal and external processing costs; and

•

the member in whose territory the project is located or for whose benefit the guarantee is made is required to indemnify the Bank for any payments the Bank makes under the guarantee and for all liabilities and expenses the Bank incurs in connection with the guarantee.

The Bank may make an advance (a “Preparation Advance”) to finance preparatory activities for a project to be supported by a sovereign-backed financing. A Preparation Advance is made only when there is a strong probability that the financing for which it is granted will be extended. Granting a Preparation Advance does not obligate the Bank to finance or otherwise support the project in question. The maximum aggregate principal amount of all approved Preparation Advances for any given project may not exceed the lesser of: (i) 10% of the total estimated amount of financing for the project or (ii) US$10.0 million equivalent. The President decides whether to approve each Preparation Advance.

Non-sovereign-backed Financing

Non-sovereign-backed financing means any financing to, or for the benefit of, a private enterprise or a sub-sovereign entity (such as a political or administrative sub-division of an AIIB member or a public sector entity) that is not backed by a guarantee or counter-guarantee and indemnity provided by a member to the Bank.

Non-sovereign-backed financings may take the form of loans, guarantees, credit lines to financial intermediaries, direct equity investments or indirect equity investments. The Bank may finance out of its own funds no more than 35% of the project’s value (including interest during construction). On an exceptional basis, if co-financing is unavailable, the Board of Directors may decide to approve a higher level of financing for the project.

Non-sovereign-backed financings are subject to terms and conditions that are set in accordance with market-based principles. Pricing is based on several factors, including (i) the intrinsic and macroeconomic risks of the project, (ii) the cost of funds to the Bank and (iii) the need to earn an appropriate return on the Bank’s capital, including on funds invested in direct and indirect equity of private entities.

The Bank may offer a range of options and features to meet the specific needs of the project.

Non-sovereign-backed Loans and Guarantees; Credit Lines to Financial Intermediaries

Non-sovereign-backed loans may be offered on a limited recourse basis, backed only by the existing and future cash flows and assets of the beneficiary of the project. The Bank may also extend non-sovereign-backed loans with the credit support of a third party; for example, the Bank may have recourse to designated assets or the balance sheet of the sponsor of the project or to a bank guarantee. Non-sovereign-backed loans are typically extended as senior loans and may require certain credit enhancements, such as guarantees or security arrangements. Subject to appropriate pricing, the Bank may also extend loans that are subordinated to the prior payment of other debt of the beneficiary of the project or subordinated in repayment in the event of the beneficiary’s bankruptcy. The Bank may provide non-sovereign-backed loans in the form of loan participations or loan syndications. In a loan participation, while remaining the lender of record for the full amount of the loan, the Bank transfers full commercial and business risk with respect to a part of the amount to other lenders, allowing them to partially finance the loan. In a loan syndication, the Bank joins a syndicate of commercial banks, whereby the Bank and other members of the syndicate undertake to lend specified portions of the total loan amount. The Bank may also offer non-sovereign-backed guarantees against default regardless of the cause or against default arising from specified events.

Non-sovereign-backed loans and guarantees are denominated in U.S. dollars (although the Bank may in the future issue loans and guarantees in local currencies). The Bank charges front-end fees, commitment fees (or standby fees in respect of guarantees) and fees for appraisal, prepayment, syndication or activities and services related to the financing (or guarantee fees in respect of guarantees), all typically at prevailing market rates. Unless the Board of Directors determines otherwise, the final maturity of a non-sovereign-backed loan must not exceed 18 years.

The Bank may also extend credit lines to financial intermediaries for on-lending in respect of projects that otherwise meet the Bank’s eligibility requirements for direct financings. In these cases, the Bank’s recourse is typically to the balance sheet of the financial intermediary, but the Bank may also require an assignment, by way of security, of the sub-loans granted by the financial intermediary.

Equity Investments

The Bank may make direct equity investments in private- or public-sector companies. It may invest either in a new enterprise or an existing enterprise. The investment may take a variety of forms, including subscriptions to ordinary shares or preference shares (or a combination of both).

The Bank’s investment may generally not exceed 30% of the company’s ownership holdings. In exceptional circumstances, the Board may decide to approve a higher, but not controlling, share or (if the Bank’s investment is in jeopardy) the Bank may take control of the company in order to safeguard its investment.

The Bank may also selectively make equity investments through financial intermediaries, such as equity funds, choosing those managed by professional managers with relevant track records and remuneration arrangements in line with market practices.

In both direct and indirect equity investments, the Bank seeks credible exit strategies.

Financing Portfolio

As of December 31, 2018, the Bank had 35 Board of Directors-approved financings (including 30 loans, three investments in funds, one equity financing and one investment in fixed-income securities).

As of December 31, 2018, the loans totaled US$3,328.1 million in committed amounts and US$1,381.4 million in disbursed amounts. Committed amounts are amounts the Bank has approved and committed to provide pursuant to legally-binding documentation, but has not yet disbursed. For sovereign-backed loans, these amounts are further limited to financings for which all conditions precedent required for disbursement have been satisfied. Disbursed amounts represent the gross carrying amount of the loans (i.e., including the transaction costs and fees that are capitalized through the effective interest method). Of all Board of Directors-approved loans as of December 31, 2018, 25 are sovereign-backed and 5 are non-sovereign-backed loans; 19 are co-financings and 11 are stand-alone financings. See “–Approved Financings–Loans.”

As of December 31, 2018, two investments in funds had a total fair value of US$32.9 million, including US$32.4 million in respect of the LLP Fund and US$0.5 million in respect of the India Infrastructure Fund. The Board of Directors also approved the investment of US$100.0 million in a third fund, the National Investment and Infrastructure Fund (the “NIIF”), regarding which the Bank entered into legally binding documentation in March 2019. See “–Approved Financings–Investments in Funds.”

As of December 31, 2018, the Board of Directors approved an equity financing of US$50.0 million. The committed amount of this investment is subject to the entry into legally-binding documentation. See “–Approved Financings–Equity.”

As of December 31, 2018, the Board of Directors approved one investment in fixed-income securities with an approved amount of US$500.0 million. The committed amount of this investment is subject to the entry into legally-binding documentation. See “–Approved Financings–Investments in Fixed-Income Securities.”

In 2019, through the date hereof, the Board of Directors approved three loans totaling US$320.0 million and the President, pursuant to his delegated authority to approve certain projects, approved one loan totaling US$120.0 million. See “–Approved Financings–Loans” and “–Non-Sovereign-Backed Financings–Approval and Preparation of Documentation.”

Geographic Distribution of Loans

The following table sets forth AIIB’s loan portfolio classified by geographic distribution:

	As of December 31, 2018		As of December 31, 2017		As of December 31, 2016
	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio
Committed Amounts
Central Asia	71.2	2%	27.4	1%	27.4	8%
Eastern Asia	200.0	6%	—	0%	—	0%
South-Eastern Asia	820.7	25%	422.5	22%	216.5	65%
Southern Asia	992.4	30%	1,013.7	52%	90.4	27%
Western Asia	1,201.5	36%	336.9	17%	—	0%

Total Regional	3,285.8	99%	1,800.5	92%	334.3	100%
Total Non-Regional	42.3	1%	147.0	8%	—	0%

Total Committed	3,328.1	100%	1,947.5	100%	334.3	100%

Disbursed Amounts
Central Asia	16.5	1%	0.1	0%	0.1	1%
Eastern Asia	47.0	3%	—	0%	—	0%
South-Eastern Asia	98.6	7%	38.5	5%	—	0%
Southern Asia	413.6	30%	98.6	13%	9.7	99%
Western Asia	701.4	51%	641.4	82%	—	0%

Total Regional	1,277.2	92%	778.5	100%	9.8	100%
Total Non-Regional	104.2	8%	0.0	0%	—	0%

Total Disbursed	1,381.4	100%	778.5	100%	9.8	100%

Note:

(1)	The amounts indicated for a particular geographic location include both sovereign and non-sovereign-backed loans.

Loans by Sector

The following table sets forth AIIB’s loan portfolio by sector:

	As of December 31, 2018		As of December 31, 2017		As of December 31, 2016
	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio
Committed Amounts
Energy	1,562.1	47%	778.3	40%	—	0%
Finance	199.5	6%	—	0%	—	0%
ICT(2)/others	125.2	4%	—	0%	—	0%
Transport	620.6	18%	751.5	39%	117.8	35%
Urban	249.7	8%	296.3	15%	216.5	65%
Water	571.0	17%	121.4	6%	—	0%

Total Committed	3,328.1	100%	1,947.5	100%	334.3	100%

	As of December 31, 2018		As of December 31, 2017		As of December 31, 2016
	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio	Amount (in millions of US$)(1)	As a percentage of total loan portfolio
Disbursed Amounts
Energy	945.0	68%	672.5	86%	—	0%
Finance	0.1	0%	—	0%	—	0%
ICT(2)/others	(1.1)	0%	—	0%	—	0%
Transport	358.3	26%	83.0	11%	9.8	100%
Urban	67.6	5%	19.7	3%	—	0%
Water	11.5	1%	3.4	0%	—	0%

Total Disbursed	1,381.4	100%	778.5	100%	9.8	100%

Notes:

(1)	The amounts set forth in this table include both sovereign and non-sovereign-backed loans.
(2)	ICT means the information, communication and technology sector.

Loan Maturity

As of December 31, 2018, based on final repayment date of the loans, none of AIIB’s disbursed and committed loans is scheduled to mature through 2022, US$1,470.9 million is scheduled to mature in 2023-2033 and US$3,238.5 million is scheduled to mature from 2034 onwards.

Ten Largest Borrowers

The following table sets forth the aggregate principal amount of loans (including both committed and disbursed amounts) to AIIB’s 10 largest borrowers (including both sovereign-backed and non-sovereign-backed borrowers) as of December 31, 2018:

Borrower	Amount (in millions of US$)	As a percentage of total loan portfolio
Ministry of Finance of Indonesia	692.1	15%
Ministry of Finance of India	630.8	13%
Southern Gas Corridor Closed Joint Stock Company of Azerbaijan	601.0	13%
Boru Hatları İle Petrol Taşıma A.Ş. (BOTAŞ) of Turkey	598.8	13%
Ministry of Finance of Pakistan	400.6	9%
Special Economic Zone Authority of DUQM of Oman	265.3	6%
Beijing Gas Group Company Limited of China	247.0	5%
Ministry of Finance of Bangladesh	226.0	5%
Ministry of Finance of Philippines	207.8	4%
Oman Broadband Company SAOC of Oman	124.1	3%

Approved Financings

Set out below are descriptions of all the Bank’s approved financings as of May 6, 2019:

Loans

Azerbaijan

•

Trans-Anatolian Natural Gas Pipeline – The Board of Directors approved US$600.0 million of financing, with additional funds being provided by the World Bank (US$800.0 million), other international financial institutions (US$2.1 billion) and other financing sources (US$5.1 billion). The project is an 1,850 km pipeline system running across Turkey to transport 16 billion cubic meters per year of natural gas produced at the Shah Deniz 2 field in Azerbaijan for consumption in Turkey and the South Eastern European market. The financing for this project was approved by the Board of Directors on December 21, 2016.

Bangladesh

•

Bhola Independent Power Producer – The Board of Directors approved US$60.0 million of financing. The project is to increase power generation capacity in Bangladesh by approximately 1,300 gigawatt hours annually. The financing for this project was approved by the Board of Directors on February 9, 2018.

•

Distribution System Upgrade and Expansion – The Board of Directors approved US$165.0 million of financing, with a total project cost of US$262.3 million. The project is to upgrade two grid substations and convert 85 kilometers of overhead distribution lines into underground cables in north Dhaka. The financing for this project was approved by the Board of Directors on June 24, 2016.

•

Natural Gas Infrastructure and Efficiency Improvement Project – The Board of Directors approved US$60.0 million of financing. The project is to improve efficiency in gas production in Titas Gas Field and expand gas transmission pipeline capacity between Chittagong and Bakhrabad. The financing for this project was approved by the Board of Directors on March 22, 2017.

•

Power System Upgrade and Expansion Project – The President approved US$120.0 million of financing. The project is to upgrade and expand the power transmission system in the Chittagong region to ensure an adequate and reliable power supply in the southeastern region of Bangladesh. The financing for this project was approved by the President on March 26, 2019.

China

•

Beijing Air Quality Improvement and Coal Replacement Project – The Board of Directors approved US$250.0 million of financing. The project is for the construction of natural gas distribution networks in around 510 rural villages of Beijing, including the installation of low-pressure village gas pipelines, household connections and household gas consumption meters. The financing for this project was approved by the Board of Directors on December 8, 2017.

Egypt

•

Egypt Round II Solar PV Feed-in Tariffs Program – The Board of Directors approved US$210.0 million of financing, with additional funds to be provided by other lenders, including IFC and AfDB. Total project cost is expected to be up to a maximum of US$755.0 million. The project is to (i) increase Egypt’s generation capacity by exploiting its vast renewable energy potential and help the country to meet its power demand and (ii) reduce the dependence on gas and fuel for electricity generation and move to a more balanced and environmentally sustainable energy mix. This project consists of 11 greenfield solar power plants with an aggregate capacity of 490 MWac. The financing for this project was approved by the Board of Directors on September 4, 2017.

•

Sustainable Rural Sanitation Services Program – The Board of Directors approved US$300.0 million of financing, with additional funds to be provided by the World Bank. The project is to strengthen institutions and policies to increase access and improve rural sanitation services in selected governorates in Egypt through the implementation of key sector and institutional reforms, together with the rehabilitation and construction of integrated infrastructure for collection, treatment and disposal of household sewage. The financing for this project was approved by the Board of Directors on September 28, 2018.

Georgia

•

Batumi Bypass Road Project – The Board of Directors approved US$114.0 million of financing. The project is for the construction of a new two-lane 14.3-kilometer-long highway to provide a bypass to the Batumi port city (the second largest city in Georgia). The financing for this project was approved by the Board of Directors on June 15, 2017.

India

•

Andhra Pradesh 24x7 – Power For All – The Board of Directors approved US$160.0 million of financing. The project is to increase the delivery of electricity to customers and to improve the operational efficiency and system reliability in distribution of electricity in selected areas in Andhra Pradesh through (i) power transmission system strengthening, (ii) smart grid development in urban areas, (iii) distribution system strengthening and (iv) technical assistance for institutional development and capacity building. The financing for this project was approved by the Board of Directors on May 2, 2017.

•

Andhra Pradesh Rural Roads Project – The Board of Directors approved US$455.0 million of financing. The project is to improve road transport connectivity in previously unserved communities by providing all-weather rural roads in all 13 districts of the state of Andhra Pradesh. The financing for this project was approved by the Board of Directors on September 28, 2018.

•

Andhra Pradesh Urban Water Supply and Septage Management Improvement Project – The Board of Directors approved US$400.0 million of financing, with a total project cost of US$570.0 million. The project is to provide safe drinking water through piped water supply to 3.3 million people in the state of Andhra Pradesh. The financing for this project was approved by the Board of Directors on December 7, 2018.

•

Bangalore Metro Rail Project – Line R6 – The Board of Directors approved US$335.0 million of financing. The project is to provide efficient and high-capacity north-south connectivity through the center of Bangalore by expanding the city’s metro system through construction of elevated viaducts and stations, underground section tunnels and stations, a maintenance depot and a tunnel ventilation system and environment control system. The financing for this project was approved by the Board of Directors on December 8, 2017.

•

Gujarat Rural Roads (MMGSY) Project – The Board of Directors approved US$329.0 million of financing for phase one of the project. The project consists of construction and upgrades to roads of second and third connectivity to rural villages and upgrades to roads that provide first connectivity to rural villages. The project will also provide technical assistance and the application of innovative technologies in construction, upgrades and maintenance of roads. The financing for this project was approved by the Board of Directors on July 4, 2017.

•

Madhya Pradesh Rural Connectivity Project – The Board of Directors approved US$140.0 million of financing. The project is to improve rural accessibility through resilient infrastructure, to improve the livelihood of rural populations through a better farm-to-market road connection and to enhance capacity of the Madhya Pradesh Rural Road Development Authority to manage Madhya Pradesh’s rural road network. The financing for this project was approved by the Board of Directors on April 11, 2018.

•

Transmission System Strengthening Project – The Board of Directors approved US$100.0 million of financing. The project is to enhance electricity capacity in the southern region of India and re-balance the peak and off-peak energy sharing from the surplus areas of the northern and western regions of India to the deficit areas in the southern region of India. The financing for this project was approved by the Board of Directors on September 27, 2017.

Indonesia

•

Dam Operational Improvement and Safety Project Phase II – The Board of Directors approved US$125.0 million of financing. The project is to increase the safety and functionality of existing dams in selected locations and strengthen the operation and management capacity for dam safety. The financing for this project was approved by the Board of Directors on March 22, 2017.

•

Mandalika Urban and Tourism Infrastructure Project – The Board of Directors approved US$248.4 million of financing, with a total project cost of US$316.5 million. The project is to provide sustainable core infrastructure for the development of a new tourism destination in the Mandalika region of Lombok, Indonesia. The financing for this project was approved by the Board of Directors on December 7, 2018.

•

National Slum Upgrading – The Board of Directors approved US$216.5 million of financing, with a total project cost of US$1.7 billion. The project is for improving the desperate living conditions of 9.7 million people who live in slums in 154 cities in central and eastern parts of Indonesia. The financing for this project was approved by the Board of Directors on June 24, 2016.

•

Regional Infrastructure Development Fund Project – The Board of Directors approved US$100.0 million of financing to increase access to infrastructure finance at the subnational level through creation of a sustainable financial intermediary, a Regional Infrastructure Development Fund, that channels funds from AIIB, IBRD, and the Indonesian government to Indonesia’s sub-national governments. The financing for this project was approved by the Board of Directors on March 22, 2017.

•

Strategic Irrigation Modernization and Urgent Rehabilitation Project – The Board of Directors approved US$250.0 million of financing, with a total project cost of US$578.0 million. The project is to rehabilitate and modernize Indonesia’s irrigation sector by increasing participatory development, improving service levels and upgrading infrastructure and sustainable management. The financing for this project was approved by the Board of Directors on June 24, 2018.

Lao PDR

•

National Road 13 Improvement and Maintenance Project – The Board of Directors approved US$40.0 million of financing. The project is to improve the road condition and safety and climate resilience of critical sections of National Road 13 which is the backbone road network of Lao PDR. Its upgrade, rehabilitation and maintenance are expected to result in better connectivity for the country and the region and serve the growing demand of road users. The financing for this project was approved by the Board of Directors on April 4, 2019.

Myanmar

•

Myingyan Power Plant – The Board of Directors approved US$20.0 million of financing. The project is for the development, construction and operation of a greenfield 225-megawatt combined cycle gas turbine power plant in the Mandalay region of Myanmar, with a total project cost of US$312 million. The financing for this project was approved by the Board of Directors on September 27, 2016.

Oman

•

Broadband Infrastructure Project – The Board of Directors approved US$239.2 million of financing, including an A loan of US$152.1 million and a B loan of US$87.1 million. The project is for the installation of fiber optic cables and associated passive infrastructure, such as points of presence, network access points and frame distribution hubs. The financing for this project was approved by the Board of Directors on December 8, 2017.

•

Duqm Port Commercial Terminal and Operational Zone Development – The Board of Directors approved US$265.0 million of financing, with a total project cost of US$353.3 million. The project is for construction of infrastructure to operationalize Duqm Port. The financing for this project was approved by the Board of Directors on December 8, 2016.

Pakistan

•

National Motorway M-4 (Shorkot-Khanewal Section) – The Board of Directors approved US$100.0 million of financing, with a total project cost of US$273.0 million. The project is to complete the final stage of a four-lane highway between Multan and Islamabad. The financing for this project was approved by the Board of Directors on June 24, 2016.

•

Tarbela 5 Hydropower Extension – The Board of Directors approved US$300.0 million of financing, with a total project cost of US$823.5 million. The project is for the installation of a power house at the fifth tunnel of the Tarbela Dam and the construction of a transmission line to connect the power to the national grid. The financing for this project was approved by the Board of Directors on September 27, 2016.

Philippines

•

Metro Manila Flood Management Project – The Board of Directors approved US$207.6 million of financing, with the World Bank providing an additional US$207.6 million and the borrower providing US$84.8 million. The project’s objective is to improve and modernize flood management in selected areas of Metro Manila. The financing for this project was approved by the Board of Directors on September 27, 2017.

Sri Lanka

•

Colombo Urban Regeneration Project – The Board of Directors approved US$200.0 million of financing. The project is to improve the housing conditions of low-income communities and increase land use efficiency in Colombo through investments in the construction of affordable housing and the redevelopment of land. The financing for this project was approved by the Board of Directors on April 4, 2019.

•

Reduction of Landslide Vulnerability by Mitigation Measures Project – The Board of Directors approved US$80.0 million of financing. The project is to reduce risk and damage from landslides in Sri Lanka through the implementation of physical mitigation measures and the improvement of planning, regulation and instruments associated with landslide management. The financing for this project was approved by the Board of Directors on April 4, 2019.

Tajikistan

•

Dushanbe-Uzbekistan Border Road Improvement – The Board of Directors approved US$27.5 million of financing, with a total project cost of US$105.9 million. The project is for rehabilitating the five-kilometer section of the road connecting Dushanbe to the border with Uzbekistan. The financing for this project was approved by the Board of Directors on June 24, 2016.

•

Nurek Hydropower Rehabilitation Project, Phase I – The Board of Directors approved US$60.0 million of financing. The project is to rehabilitate, restore the generating capacity and improve the efficiency of the three power-generating units of Nurek Hydropower Plant and to strengthen the safety of the Nurek dam. The financing for this project was approved by the Board of Directors on June 15, 2017.

Turkey

•

TSKB Sustainable Energy and Infrastructure On-lending Facility – The Board of Directors approved US$200.0 million of financing. The project is to support sustainable infrastructure development in Turkey by financing renewable energy projects (including solar, hydropower, wind, geothermal and biomass), energy efficiency projects and, to a smaller extent, other infrastructure fields, such as transport, water management and treatment, power transmission and telecommunications. The financing for this project was approved by the Board of Directors on September 28, 2018.

•

Tuz Golu Gas Storage Expansion Project – The Board of Directors approved US$600.0 million of financing. The project is to improve energy security by increasing the reliability and stability of the gas supply through expanding gas storage capacity. The financing for this project was approved by the Board of Directors on June 24, 2018.

Investments in Funds

Asia

•

IFC Emerging Asia Fund – The Board of Directors approved US$150.0 million of financing to the LLP Fund. The LLP Fund is being formed to provide investors with the opportunity to invest in IFC’s proprietary pipeline of investments in emerging markets of the Asia region. The LLP Fund has a target size of US$1 billion and intends to select equity and quasi-equity investments in companies, entities or other arrangements to build a diversified portfolio of investments across emerging markets of the Asia region. This financing was approved by the Board of Directors on September 27, 2017.

India

•

India Infrastructure Fund – The Board of Directors approved US$150.0 million of financing to a fund whose investment strategy is to invest in infrastructure platforms and infrastructure services companies with high growth potential and revenues principally derived from India. This financing was approved by the Board of Directors on June 15, 2017.

•

National Investment and Infrastructure Fund – The Board of Directors approved US$100.0 million of financing for the initial closing of the NIIF. The objective of the NIIF is to cause more private sector capital to be put into investments in infrastructure and to increase infrastructure investment in India. This financing was approved by the Board of Directors on June 24, 2018.

Equity

India

•	Transport Sector – The Board of Directors approved US$50.0 million of equity financing in the transport sector. This financing was approved by the Board of Directors on August 16, 2018.

Investments in Fixed-Income Securities

Asia

•

Asia Environmental, Social and Governance (“ESG”) Enhanced Credit Managed Portfolio – The Board of Directors approved US$500 million of financing. The project is to establish a credit portfolio with a view to (i) developing infrastructure as an asset class and deepening the sustainable debt capital markets in Asia, (ii) catalyzing ESG investment principles in emerging markets in Asia by developing an AIIB ESG framework and launching an ESG markets initiative to build capacity among market participants and (iii) providing financing to infrastructure-related issuers via subscriptions to primary issuances. This financing was approved by the Board of Directors on December 18, 2018.

Proposed Financings

As of May 6, 2019, the Bank had 84 proposed financings in the pipeline for 2019-2021. The pipeline includes all proposed financings for the next 24 months (updated on a rolling basis) that have passed pre-concept review screening and have subsequently been included into the pipeline by the Executive Committee. See “–Non-Sovereign-Backed Financings–Pre-Concept Review Screening.”

The proposed financings span a broad range of sectors, including energy, transport, urban development, water, ICT and finance and would fund projects in the following countries: Bangladesh, Cambodia, China, Egypt, Georgia, India, Indonesia, Kazakhstan, Maldives, Mongolia, Nepal, Oman, Pakistan, Russia, Sri Lanka, Tajikistan, Turkey, Uzbekistan and Vietnam.

Financing Approval Process

The Bank’s financing process is guided by its strategic goals and thematic priorities of sustainable infrastructure, cross-border connectivity and private capital mobilization. The Bank reviews financing proposals, seeking to achieve an appropriate balance among sectors, sovereign-backed and non-sovereign-backed financings and beneficiaries of such financings. The ESF Framework is integral to the decision-making process on all projects. See “–Key Operational Policies, Strategies and Frameworks–Environmental and Social Framework.”

Non-Sovereign-Backed Financings

The approval process for non-sovereign-backed financings is as follows:

Pre-Concept Review Screening

The Bank receives financing ideas and proposals from a variety of entities, including project sponsors, commercial banks, government entities and development partners. Each proposed financing undergoes preliminary screening to determine if it aligns strategically with the Bank’s purposes and priorities, broadly meets the Bank’s operating principles and presents an opportunity that is sufficiently attractive for the Bank to dedicate significant resources. During this stage, the Bank performs an initial integrity check on the beneficiary and sponsors of the proposed financing and gathers information about key aspects of the proposed financing. The prospective beneficiary submits documentation pertaining to the proposed financing, which may include a project summary, information memorandum and/or feasibility report. If the proposed financing passes this initial screening, it is submitted to the Executive Committee for inclusion in the Bank’s rolling financing program. See “–Proposed Financings.”

Concept Review

The purposes of the concept review are to (i) confirm that the proposed financing broadly fits within the purposes, policies, strategies and priorities of the Bank, (ii) assess whether the project merits the Bank’s investment of time and resources, (iii) assess and authorize the initial resource requirements for the proposed financing, (iv) discuss possible modifications to the proposed financing to enhance its contribution to the Bank’s objectives and (v) agree on the key issues to be addressed and the approach to resolving them.

For the concept review, a concept review document is prepared and submitted to the Investment Committee. This concept review document includes, among other things, the following information: (i) a summary of key financing terms, (ii) a description of the underlying project, including use of proceeds of the proposed financing, (iii) brief information on the beneficiary and sponsors, including the results of the initial integrity check, (iv) rationale for the Bank’s involvement in the proposed financing, (v) a risk assessment of the proposed financing (including an indicative risk rating, economic capital and risk-weighted return on capital of the proposed financing), (vi) preliminary analysis on the potential environmental and social impact of the proposed financing, (vii) summary of key project issues and (viii) timetable for next steps.

Comprehensive Financing Assessment

If the proposal passes concept review, the Bank’s team in charge of the proposed financing conducts a comprehensive assessment that is designed to inform the Bank of the following: (i) the technical and financial aspects of the proposed financing, (ii) the creditworthiness of the beneficiary and the sponsors, (iii) the environmental and social risks and potential impact of the proposed financing, (iv) any issues in connection with procurement, legal and reputational concerns and (v) other relevant characteristics of the proposed financing. As part of this assessment, the Bank carries out a detailed financial and risk analysis of the proposed financing, as well as continues its integrity due diligence. Integrity due diligence includes gathering information with respect to the beneficiary and the sponsors, such as their corporate governance structure, beneficial ownership, financial transparency and strength, compliance and integrity, including in relation to tax matters, and any sanctions concerns.

If required (by the Investment Committee during its concept review or by the chair of the Investment Committee after concept review), an interim review document is submitted to the Investment Committee. Interim review is typically required when there are new significant developments with respect to the proposed financing or complex issues or other matters which require additional guidance from the Investment Committee.

After sufficient due diligence has been completed, the Bank begins work on a term sheet, which later forms the basis for drafting the financing agreements.

Final Review

The purposes of final review are for the Investment Committee to (i) assess, based on the final review document, whether to recommend approval of the proposed financing, and on what conditions and (ii) authorize documentation of the deal (if approval is recommended). The final review document contains, among other things, a discussion of new issues arising after the last review and changes to business terms and the financial model and negotiated term sheet.

Approval and Preparation of Documentation

If the proposed financing passes the final review, it undergoes a policy assurance review by the Bank’s Policy & Strategy department. At the same time, the Bank seeks to confirm that there are no objections from the member in whose country the underlying project is to be carried out.

At this stage, an approval document is prepared and, upon the President’s recommendation, submitted to the Board of Directors for approval of the proposed financing (subject to the President’s delegated authority to approve certain projects, as discussed below). Effective January 1, 2019, the Board of Directors has delegated authority to the President of the Bank, in his capacity as head of Bank management, to approve certain financings. This delegation is subject to limits based on the precedent-setting nature of the financing, the existence of significant strategy or policy issues, established risk tolerance and the ability of any single Director to require review by the Board of Directors of the financing. The Board of Directors will also undertake an annual review of the President’s use of his delegated authority.

Following such approval, the legal documentation for the financing is prepared, negotiated and signed. Effectiveness of the financing is subject to the satisfaction of all conditions precedent.

Project Implementation and Monitoring

The beneficiary is responsible for implementing the underlying project in a timely manner. If needed, the beneficiary may recruit consultants to provide specialized professional services in areas such as detailed design, procurement and capacity development.

The Bank’s team in charge of the financing remains fully engaged during the implementation of the underlying project both through site visits and continuous dialogue with the beneficiary on a variety of issues, including any environmental and social concerns. As part of the monitoring process, the Bank evaluates not only implementation of the underlying project, but also any event that would change the risk profile of such project and the beneficiary’s compliance with the covenants included in the financing agreements.

Project Completion and Evaluation

In addition to periodic reporting to the Board of Directors on material issues encountered during the implementation of the underlying project, the Bank prepares a completion report no later than six months after the full discharge of the beneficiary’s financial obligations to the Bank in connection with the financing. The report assesses the results of the underlying project and the Bank’s financing. Upon approval by the Investment Committee, the report is submitted to the Board of Directors for information.

Sovereign-Backed Financings

The approval process for sovereign-backed financings is broadly similar to that for non-sovereign-backed financings. However, since these financings are made to or guaranteed by a Bank member, financing proposals are normally received from the Bank member or development partners. The Bank’s due diligence focuses on the impact of the proposed financing on the member’s fiscal sustainability, as well as on the environmental, social, fiduciary (procurement, financial management and disbursement) and other implementation aspects of the proposed financing. In addition, the Investment Committee’s final review includes a determination of whether to authorize negotiations of the sovereign-backed financing documentation, which must be substantially complete before the approval of the financing is solicited (in contrast to non-sovereign-backed financings, where negotiations do not need to be completed in order to seek approval of the financing).

Key Operational Policies, Strategies and Frameworks

The Bank has developed, and continues to develop, a wide range of operational policies, strategies and frameworks. The Bank has policies on prohibited practices, international relations and public information and strategies on financing operations in non-regional members, mobilizing private capital for infrastructure, sustainable cities and the transport sector. In addition, the Bank’s operational policies, strategies and frameworks include the following:

Operational Policy on Financing

The Bank has adopted an Operational Policy on Financing setting out the Bank’s policy on providing sovereign-backed financing and non-sovereign-backed financing for projects. It includes an overview of financing instruments, project assessments and the structure of financial and contractual terms.

Environmental and Social Framework

The Bank has established the ESF Framework, which is intended, among other things, to accomplish the following: (i) to ensure the environmental and social soundness and sustainability of projects financed (in whole or in part) by the Bank, (ii) to address environmental and social risks and impacts in Bank-financed projects, (iii) to provide a robust structure for managing operational and reputational risks of the Bank and its shareholders in relation to the environmental and social risks and impacts of Bank-financed projects, (iv) to provide a mechanism for addressing environmental and social risks and impacts in project identification, preparation and implementation and (v) to facilitate cooperation on environmental and social matters with development partners. Under the ESF Framework, the Bank has established an Environmental and Social Policy and three associated Environmental and Social Standards, which set forth mandatory environmental and social requirements for each project financed (in whole or in part) by the Bank. In addition, the Bank has developed an environmental and social exclusion list, which sets forth activities and other items that the Bank will not knowingly finance.

Energy Sector Strategy: Sustainable Energy for Asia

The Bank’s Sustainable Energy for Asia Strategy (the “Energy Sector Strategy”) sets out a clear framework to invest in energy projects that will increase access to clean, safe and reliable electricity for millions of people in Asia. To implement the Energy Sector Strategy, the Bank will support its members to do their part, as expressed in the Paris Agreement, to “hold the increase in the global average temperature to well below 2 degrees Celsius above pre-industrial levels and pursue efforts to limit the temperature increase to 1.5 degrees Celsius.” The Bank intends to achieve this by aligning its support with its members’ national energy investment plans, including their nationally determined contributions (NDC) under the Paris Agreement. Initially, the Bank will focus on projects in renewable energy, energy efficiency, rehabilitation and upgrading of existing plants, and transmission and distribution networks. It will cooperate with other MDBs, bilateral agencies and the private sector operating in Asia. Over time, the Bank plans to engage with potential financial intermediaries in renewable energy and energy efficiency investments. The Energy Sector Strategy was developed through an iterative, consultative process, including two rounds of public consultations.

Economic Sanctions

The United Nations Security Council (the “UNSC”), the European Union and individual countries, including the United States, may impose economic sanctions and trade embargoes targeting certain countries, entities and individuals. Such economic sanctions and embargo laws and regulations vary in their application with regard to countries, entities and individuals, and the scope of activities that are subjected to sanctions. These sanctions and embargo laws and regulations may be strengthened, relaxed or otherwise modified over time. Certain countries and territories (including the Crimea region, Cuba, Iran, North Korea and Syria), entities and individuals are targeted by sanctions and embargoes imposed by the United States, and several countries (currently North Korea, Iran, Sudan and Syria) have been identified as state sponsors of terrorism by the U.S. Department of State.

In the case of sanctions maintained by the United States, the President of the United States generally has broad discretion to impose or remove some sanctions pursuant to his authority under the International Emergency Economic Powers Act and the Trading with the Enemy Act. In addition, the United States may implement sanctions adopted by the UNSC in order to meet requirements imposed on member states of the United Nations. Other sanctions programs, such as certain measures related to Iran, Cuba and Russia, are specifically mandated under U.S. statutes, including the Iran Sanctions Act of 1996, the Comprehensive Iran Sanctions, Accountability and Divestment Act, the Iran Threat Reduction and Syria Human Rights Act of 2012, the Iran Freedom and Counter-Proliferation Act, the National Defense Authorization Act for Fiscal Year 2012, the Countering America’s Adversaries Through Sanctions Act, the Cuban Democracy Act and the Cuban Liberty and Democratic Solidarity (Libertad) Act.

U.S. sanctions may be classified as “primary” sanctions or “secondary” sanctions. Primary sanctions make certain conduct by U.S. persons and persons subject to U.S. jurisdiction, and certain activities taking place in the United States, unlawful. Secondary sanctions generally target non-U.S. persons for conduct that occurs outside of the United States, subjecting those persons to sanction by the United States if they engage in specified conduct.

The Bank complies with applicable UNSC sanctions imposed under Chapter VII of the UN Charter and is mindful of and gives due regard to the restrictions contained in the various economic sanctions programs and embargo laws administered by the United States, the European Union and other jurisdictions that limit the ability of persons from doing business or trading with targeted countries, territories, entities and individuals. Although the Bank is not a U.S. person and does not operate in or from the United States, the Bank transacts in the ordinary course with various commercial counterparties that are required to comply with U.S. sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). For example, such counterparties may serve as a correspondent bank for the Bank, or as another intermediary that is involved in funds flows in respect of the Bank’s loan, investment or funding operations. Furthermore, U.S. persons who are required to comply with U.S. sanctions may be employees of the Bank, or may serve as advisors or service providers to the Bank. U.S. persons also may be purchasers of securities issued by the Bank. In addition, secondary sanctions maintained by the United States may result in sanctions against the Bank if the Bank engages in targeted conduct, including facilitation of transactions and activities involving persons targeted by sanctions, including certain Iran-related persons.

The Bank seeks to avoid violations of sanctions and seeks to avoid engaging in sanctionable conduct, as violations or engagement in sanctionable conduct may restrict the Bank’s ability to access the U.S. capital markets, including the Bank’s ability to offer and sell securities in the United States, and may have a negative impact on the Bank’s business, operations or assets. The Bank screens transactions by consulting relevant sanctions lists of sanctioning authorities for sanctioned individuals, entities and other targets. Iran and Sudan are members of the Bank, and the Bank’s contacts with Iran and Sudan have concerned the same governance matters and processes common to all regional (in the case of Iran) and non-regional (in the case of Sudan) members, and no other particular contacts are currently contemplated. The Bank has not financed any projects in Iran or Sudan, nor are any such projects in the pipeline. Certain provisions of U.S. law (a) prohibit U.S. persons and persons subject to U.S. jurisdiction from investing in or facilitating an investment in Iran or in any entity owned or controlled by the government of Iran and (b) require imposition of secondary sanctions on any person who is determined to have knowingly purchased, subscribed to, or facilitated the issuance of sovereign debt of the government of Iran or debt of any entity owned or controlled by the government of Iran. Iran’s shares represent less than two percent of the Bank’s overall capital, and Iran’s voting power is also under two percent. The Bank does not believe that Iran’s membership in the Bank constitutes control of the Bank by Iran such that any general-purpose security issued by the Bank, including the securities offered hereby, would constitute an investment in sovereign debt of Iran or an entity owned or controlled by the government of Iran for purposes of these provisions.

It is possible that new, or changes to existing, sanctions-related legislation or agreements may impact the Bank’s business. Moreover, although the Bank believes that it is in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, the scope of certain laws may be unclear, may be subject to changing interpretations or may be strengthened or otherwise amended. Any violation of sanctions or engagement in sanctionable conduct could result in fines, sanctions or other penalties, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in securities issued by the Bank. The Bank cannot predict the impact that the imposition of secondary sanctions would have on the trading market for such securities or whether such sanctions would make it more difficult to sell and trade such securities in certain jurisdictions, including in the U.S. market.

AIIB Project Preparation Special Fund

In June 2016, in accordance with Article 17(1) of the Articles of Agreement, the Bank established the AIIB Project Preparation Special Fund (the “Project Preparation Special Fund”).

The Project Preparation Special Fund provides grants to support and facilitate through technical assistance the preparation of projects to be financed by AIIB in eligible members. Technical assistance eligible for financing includes consultancy services and reports, equipment needed to prepare or deliver such services and reports and related training. Projects eligible for support are those (i) which are being considered for financing by AIIB and (ii) which benefit one or more members of the Bank that are classified as recipients of financing from the IDA, including blend countries. Blend countries are those countries that are eligible to receive financing from the IDA on the basis of their per capita income levels and are also sufficiently creditworthy for some IBRD borrowing. Projects that benefit other members of the Bank may also be eligible for such technical assistance in exceptional circumstances, such as innovative and complex projects and regional or cross-border projects with significant regional impact (provided that the cumulative amount of funds allocated to all such projects does not exceed 20% of the aggregate amount of all contributions to the Project Preparation Special Fund). Resources of the Project Preparation Special Fund may also be used in compelling cases to support non-sovereign-backed financings (provided that the cumulative amount of funds allocated to all such financings does not exceed 10% of the aggregate amount of all contributions made to the Project Preparation Special Fund).

Any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of such member or such sub-divisions or any other country, entity or person approved by the President may contribute to the Project Preparation Special Fund (“Permitted Contributors”). Special Fund Resources consist of (i) amounts accepted from Permitted Contributors, (ii) any income derived from investment of the resources of the Project Preparation Special Fund and (iii) any funds reimbursed to the Project Preparation Special Fund. The Bank is under no obligation to provide financial support to the Project Preparation Special Fund. The Bank, acting as manager of the Project Preparation Special Fund, receives administration fees and cost recovery fees. See “–Ordinary Resources and Special Fund Resources” for further information about Special Fund resources and requirements.

As of March 31, 2019, committed contributions to the Project Preparation Special Fund totaled US$128.0 million, consisting of US$50.0 million from each of China and the United Kingdom, US$18.0 million from the Republic of Korea and US$10.0 million from Hong Kong, China. As of March 31, 2019, total paid contributions to the Project Preparation Special Fund equaled US$103.0 million, consisting of US$50.0 million from China, US$25.0 million from the United Kingdom, US$18.0 million from the Republic of Korea and US$10.0 million from Hong Kong, China.

As of March 31, 2019, the Bank had seven approved projects under the Project Preparation Special Fund, representing funds of approximately US$7.4 million. These projects include a US$2.2 million grant to prepare for a bridge enhancement project in Bangladesh, a US$1.0 million grant to prepare for an urban infrastructure investment project in Nepal, a US$1.0 million grant to prepare for a road enhancement project in Lao PDR, a US$1.0 million grant to prepare for a power distribution system upgrade and expansion project in Nepal, a US$0.9 million grant to prepare for a hydroelectric project in Nepal, a US$0.8 million grant to prepare for a road upgrade project in Bangladesh and a US$0.5 million grant to prepare for a water waste management project in Pakistan. A previously approved project was discontinued in September 2018 due to the cancellation of the underlying project by the lead financier.

Quality of Loan Portfolio

When a borrower fails to make payment on any principal, interest or other charge due to the Bank, the Bank may suspend disbursements on loans to that borrower. With respect to sovereign loans, the Bank would cease approving new loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

As required by IFRS 9, AIIB uses the ECL model to estimate credit loss on financial assets, such as loan disbursements, and on other instruments, such as undrawn loan commitments. AIIB recognizes a provision to the extent the ECL of a financial instrument exceeds its gross carrying amount. See “Risk Management–Risk Types–Financing Credit Risk” and Notes B.3.3.4, B4.1 and D3 to the 2018 Audited Financial Statements for further discussion on the Bank’s credit quality analysis.

As of December 31, 2018, no AIIB assets were categorized as overdue, restructured trouble debt, in non-accrual status or written off, except for overdue contractual undiscounted paid-in capital receivables of $256.7 million, which are not considered as impaired. Of this amount, $178.7 million was collected as of April 3, 2019, the date of the signing of the 2018 Audited Financial Statements.

As of December 31, 2018, ECL increased to US$49.0 million from US$9.4 million as of December 31, 2017 and US$0.3 million as of December 31, 2016. The increase between December 31, 2017 and December 31, 2018 was mainly attributable to a significant increase in credit risk (“SICR”) in respect of one sovereign loan in Turkey and two sovereign loans in Pakistan, reflecting, in turn, a deterioration in the macroeconomic conditions of both countries. The increase in ECL between December 31, 2016 and December 31, 2017 was mainly due to the increase in the Bank’s loan portfolio as it ramped up operations.

The following table shows AIIB’s total gross carrying amount of loan disbursements and exposure of loan commitments for both sovereign- and non-sovereign-backed loans with their respective ECL allowance balances:

	As of December 31,
	2018		2017		2016
	(in thousands of US$)
	Loans and loan commitments	ECL	Loans and loan commitments	ECL	Loans and loan commitments	ECL
Sovereign-backed loans	4,123,810	(46,375)	2,558,761	(5,050)	344,135	(277)
Non-sovereign-backed loans	585,677	(2,598)	167,278	(4,315)	—	—

Total	4,709,487	(48,973)	2,726,039	(9,365)	344,135	(277)

RISK MANAGEMENT

AIIB has established a Financial and Risk Management Framework, which includes an outline of the Bank’s approach to risk and forms the guiding reference framework for all policies and guidelines related to risks.

Risk Philosophy

The Bank’s risk philosophy is the foundational pillar of the Bank’s approach to risk management. According to the risk philosophy, the Bank’s risk management function aims to accomplish the following three objectives:

•	enable the Bank to fulfill its mandate to promote infrastructure and other productive sectors;

•	ensure the stability and financial continuity of the Bank through efficient capital allocation and utilization, and comprehensively manage risks and reputational consequences; and

•	foster strong risk culture by embedding risk accountability in the Bank.

Risk Appetite Statement

The Bank’s Risk Appetite Statement (the “RAS”), inter alia, articulates the maximum aggregate level and types of risk that the Bank is willing to assume, within its Risk Capacity (as defined below), to achieve its strategic objectives and business plan (the “Risk Appetite”).

The maximum level of risk that the Bank can assume given its current level of resources before breaching constraints is determined by (i) available capital and liquidity needs, (ii) the operational environment (e.g., technical infrastructure, risk management capabilities and expertise) and (iii) Bank obligations (the “Risk Capacity”). The Bank allocates its Risk Capacity between core and non-core risks: core risks are those directly linked to the Bank’s investment operations mandate and non-core risks are those arising from activities, including treasury operations and other operational activities, supporting the Bank’s investment operations mandate.

The RAS classifies each risk type according to one of three appetite levels – low, medium or high:

•	Low appetite reflects risk events that have the potential to substantially damage the Bank, jeopardizing its ability to fulfill its mission.

•

Medium appetite reflects risk events that, while significant, are not a threat in isolation to the Bank. These risks are typically incurred as part of the Bank’s business, but not in the pursuit of the Bank’s strategic goals.

•	High appetite reflects risk events that are accepted, but closely managed, by the Bank. These risks are typically incurred in pursuit of the Bank’s strategic goals.

The Bank has established a variety of key performance indicators, or KPIs, and key risk indicators, or KRIs, which are monitored regularly. The Risk Management Department also performs stress tests of the Bank’s draft business plan to ensure compliance with the RAS. The Risk Committee informs the Board of Directors of the impact of the final business plan on the RAS and proposes remedial actions in the event the business plan causes the RAS to be breached. The RAS is submitted to the Board of Directors for its support both on an annual basis and in the event there is any material change to the RAS.

Risk Management Architecture

The risk management architecture comprises the Bank’s policies, processes, organizational structure and control and assurance system that, collectively, are designed to help the Bank identify, measure, monitor and control risks. The risk management architecture enables the implementation of AIIB’s risk philosophy and ensures accountability regarding risk management. The Board of Directors approves key risk policies and monitors core risk metrics and risk limits. The Audit and Risk Committee reviews risk-related policies and the Bank’s Risk Appetite Statement (the “RAS”). The President recommends key risk policies for approval by the Board of Directors. The Risk Committee, which is chaired by the Chief Risk Officer (the “CRO”) and whose members include the Chief Financial Officer (the “CFO”), the Vice President – Policy and Strategy, the Vice President and Chief Investment Officer and the General Counsel, exercises oversight on behalf of the President of the key risks of the Bank. The Risk Management Department, which is headed by the CRO, has overall responsibility for managing risks, including implementing risk management strategies, policies and procedures.

Key responsibilities of the Bank’s Risk Management Department are the following:

•	Risk Management and Oversight: Overall development and oversight of the Bank’s risk framework and policy, and direct governance of AIIB’s Risk Committee;

•	Guardian of Risk Appetite: Articulation of the Bank’s overall Risk Appetite and appropriate risk limits, and the embedding of the Risk Appetite into the Bank’s processes and culture;

•	Risk Identification and Assessment: Identification of all material risks, definition of key risk metrics and indicators and development of methodologies, indicators and models to measure risks;

•	Risk Monitoring and Reporting: Regular monitoring of AIIB’s risks and the development and maintenance of a concise upward risk reporting system;

•	Strategic Decision Making: Align overall business and operational plans with appropriate risk management and ensure that strategic planning reflects the Bank’s Risk Appetite;

•

Risk Optimization: Risk optimization and active risk management by shaping the risk profile within the Bank’s Risk Appetite limits, strategic capital allocation through risk-adjusted capital and development of risk-adjusted performance management; and

•	External Communication: Facilitate the consistent and proportionate disclosure of all risks to external parties, including interaction with rating agencies.

Three Lines of Defense

AIIB’s risk management activities are organized in line with the Three Lines of Defense Principle:

•

The first line of defense consists of the Bank’s business units where risks are taken, including investment operations and other client-facing functions and is designed to ensure that AIIB effectively identifies, assesses, manages and reports risk;

•

The second line of defense is the Bank’s risk management and compliance functions. The risk management function is primarily responsible for overseeing the Bank’s risk-taking activities, undertaking risk assessments and reporting on risk-related work carried out by the first line of defense. The compliance function monitors compliance with laws, corporate governance rules and internal policies; and

•

The third line of defense is the Bank’s internal audit function, which is responsible, in part, for reviewing and providing assurance regarding the effectiveness of the Bank’s risk management activities and governance.

Capital Adequacy

The Bank’s capital supports its operations and acts as a cushion to absorb unexpected losses and/or a deterioration in the value of the Bank’s assets. AIIB manages capital adequacy risk in accordance with several limits, including the following. First, as required by Article 12(1) of the Articles of Agreement, the Bank’s total exposure from its investment operations must be less than the Bank’s total unimpaired subscribed capital, reserves and retained earnings. This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves and retained earnings with the approval of the Board of Governors. Second, the Bank’s available capital (i.e., paid-in capital, plus reserves and accumulated retained earnings) must be greater than its economic capital, based on an actual and a three-year projected balance sheet composition, both on a base case and on a stressed scenario basis. The stress testing of the Bank’s available capital serves several purposes, including to set a buffer over economic capital that protects the Bank’s credit ratings in the event of a severe and protracted crisis scenario.

Risk Types

AIIB has developed both qualitative and quantitative methodologies for identifying, measuring and managing risks. Material risks that the Bank currently faces or expects to face in the future are listed below:

Financing Credit Risk

Credit risk is the risk that a borrower or other counterparty fails to discharge an obligation, thereby causing a loss on the part of the Bank. The Bank is exposed to credit risk in its financing activities.

Sovereign credit risk relates to whether the sovereign borrower or guarantor: (i) has the capacity and willingness to service external debt obligations in general and Bank debt in particular, (ii) has an existing debt burden that is sustainable and (iii) honors the preferred creditor status of the Bank and other MDBs. Bank evaluation of sovereign credit risk is based on quantitative and qualitative risk measurements, including internal rating models and a variety of external sources. The Bank performs its own sovereign credit analysis and assigns its own internal credit ratings, comprising 12 grades. Grades 1-4 are considered investment grade. As of December 31, 2018, the rating of sovereign-backed loans ranged from 3 to 10. The Bank also sets certain exposure limits in respect of sovereign borrowings. As an MDB, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

Non-sovereign credit risk relates to the creditworthiness of a private borrower (including a publicly owned company that does not have the benefit of an explicit sovereign guarantee) and the ability and willingness of such private borrower to repay its debt obligations. The Bank deploys a variety of tools to manage this risk, including assigning its own internal credit rating for the borrower (taking into account specific project, sector, macroeconomic and country credit risks) and possibly requiring a full or partial sovereign guarantee. For non-sovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country that has a better rating than the local sovereign credit rating. As of December 31, 2018, the rating of non-sovereign loans ranged from 1 to 9. The Bank also imposes certain exposure limits in respect of non-sovereign loans.

The Bank has adopted an ECL three-stage model for assessing credit risk: Stage 1 for those financial instruments that have not experienced a SICR since initial recognition; Stage 2 for those financial instruments that have experienced a SICR since initial recognition; and Stage 3 for those financial instruments deemed credit-impaired. To determine whether SICR has occurred, the Bank examines quantitative, qualitative and backstop criteria. Quantitative criteria include a two-grade downgrade for investment grade loans or a one-grade downgrade for non-investment grade loans pursuant to the Bank’s internal credit rating system. Qualitative criteria include (i) adverse changes in business, financial or economic conditions, (ii) expected breach of contract that may lead to covenant waivers or amendments, (iii) transfer to watchlist/monitoring or (iv) change in payment behavior. As a backstop, SICR is deemed to have occurred if the payment under a financial instrument is past due by 30 or more days. To determine whether an asset is credit-impaired, the Bank assesses whether one or more events has occurred that will have a detrimental impact on the estimated cash flows of such asset. Evidence of credit impairment includes: (i) a significant financial difficulty of the borrower, (ii) a breach of contract, such as a default or past due event and (iii) an increasing likelihood that the borrower will enter bankruptcy or other financial reorganization.

The Bank measures ECL on both a 12-month and contractual lifetime basis. 12-month ECL is calculated in the following manner: Point-in-time probability of default * loss given default * exposure at default. Loss given default is currently set at 30% for sovereign loans and 70% (or on a case-by-case basis) for non-sovereign loans. Exposure at default is the loan balance at the period end, plus projected net disbursement in the next year. Lifetime ECL is the summation of the net present value of the ECL for each year. ECL calculations are performed for three different scenarios: baseline, good and bad. In respect of each loan, the Bank defines default to mean one or more of the following: (i) payment default (180 days past due for sovereign loans or 90 days past due for non-sovereign loans), (ii) breach of specific covenants that trigger a default clause, (iii) default under a guarantee or collateral or other support agreement, (iv) failure to pay a final judgment or court order and (v) bankruptcy, liquidation or the appointment of a receiver.

The Bank writes off the gross carrying amount of a financial asset when it has no reasonable expectations of recovering the contractual cash flows on such asset in its entirety or a portion thereof. See “Operations of AIIB–Quality of Loan Portfolio” and Notes B.3.3.4, B4.1 and D3 to the 2018 Audited Financial Statements for further information on ECL calculations and balances.

The table below sets forth the Bank’s loans and commitments, classified by geographic distribution and ECL staging:

Region	As of December 31, 2018			As of December 31, 2017
	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
	(in thousands of US$)
Sovereign-backed loans
Asia	2,859,054	1,264,756	4,123,810	2,194,438	364,323	2,558,761
Non-Asia	—	—	—	—	—	—

Total sovereign-backed loans	2,859,054	1,264,756	4,123,810	2,194,438	364,323	2,558,761

Non-sovereign-backed loans
Asia	439,174	—	439,174	20,198	—	20,198
Non-Asia	146,503	—	146,503	147,080	—	147,080

Total non-sovereign-backed loans	585,677	—	585,677	167,278	—	167,278

Total	3,444,731	1,264,756	4,709,487	2,361,716	364,323	2,726,039

The Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments, before taking into account any collateral held or other credit enhancements, is their carrying amount (as reflected on the Bank’s balance sheet). The maximum exposure to credit risk from undrawn loan commitments was US$3,328.1 million as of December 31, 2018 and US$1,947.5 million as of December 31, 2017.

The table below sets forth the Bank’s credit enhancements for loans and commitments:

	As of December 31, 2018	As of December 31, 2017
	(in thousands US$)
Guaranteed by sovereign members	1,764,711	864,303
Guaranteed by non-sovereign entities	266,469	20,199
Unguaranteed(1)	2,678,307	1,841,537

Total	4,709,487	2,726,039

Note:

(1)	The unguaranteed loan investments mainly represent sovereign loans and loan commitments granted to members.

Equity Investment Risk

Equity investment risk is the risk of losing money from investments in equities. The Bank may deploy a variety of measures to manage this risk. For example, if the equity is listed, the investment risk can be marked-to-market, subject to liquidity discounts. For unlisted equities, the investment risk is measured by reference to fair value, with the aid of valuation models and external benchmarks. Risk limits on equity investments are designed both to capture the maximum loss to which the Bank is exposed and to ensure that AIIB’s equity investments are well diversified and not concentrated.

The Bank treats its fund investments, such as the LLP Fund and other fund investments, in the same way as equity investments when they have the following features: (i) the investments entitle the Bank to distributions according to pre-determined arrangements during their lives and upon liquidation; and (ii) the investments do not promise a particular return to the holders. As of December 31, 2018, the fair value of investments in the LLP Fund and other fund investments amounted to US$32.4 million and US$0.5 million, respectively.

Liquidity Risk

Liquidity risk is the risk that current or future financial liabilities cannot be met or can only be met on the basis of altered conditions; that refinancing, to the extent needed, can only be achieved at higher interest rates; or that, for whatever reason, the Bank’s assets need to be liquidated at a discount. AIIB manages liquidity risk in a variety of ways, including the setting of risk limits, the monitoring of liquidity risk ratios and early warning indicators, diversification, the deployment of liquidity buffers and the implementation of a liquidity contingency plan.

As of December 31, 2018, the Bank did not have any material financial liabilities.

Market Risk

Market risk is the risk of losing money due to the overall performance of the financial markets for all marketable instruments in the Bank’s treasury and investment operations portfolio. The Bank is potentially exposed to two material market risks: currency and interest rate risk. The Bank employs a variety of methods to assess and mitigate market risks, such as monitoring the change in economic value of equity, the change in net interest income, the interest rate repricing gap and value-at-risk indicators, as well as the setting of limits.

Counterparty Credit Risk

Counterparty credit risk is the risk that a treasury counterparty to a transaction defaults before the final settlement of such transaction’s cash flows. Transactions that give rise to counterparty credit risk include bank deposits, inter-bank lending transactions and derivatives.

The Bank manages counterparty credit risk through a variety of ways, including the following: (i) assigning a credit rating for each such counterparty, which must be at or above a defined minimum for it to be considered an eligible counterparty, (ii) assigning a credit limit to each eligible counterparty before consummating any transaction with it, (iii) monitoring AIIB’s exposure to each counterparty and (iv) monitoring each counterparty’s credit quality, and using collateral agreements and limits adjustments to mitigate against deterioration in such credit quality.

As of December 31, 2018, the Bank’s treasury portfolio mainly consisted of term deposits, money market funds and the investments in the Trust Fund. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Balance Sheet–Assets.” The counterparty credit risk of the Bank mainly relates to term deposits. The Trust Fund was closed upon expiration of its contractual term and all outstanding balances were returned to the Bank as of the end of January 2019.

Asset Liability Risk

Asset liability risks arise from the mismatch of assets and liabilities in terms of currency, interest rates or maturities. Asset liability risk is managed through a variety of tools, including balance sheet projections and the setting of risk limits.

The Bank currently offers loans only in US dollars. The Bank may in the future offer loans in other currencies, provided it has the means to adequately operate in such other currencies and manage associated risks (including through the use of currency swaps or other hedging mechanisms).

Debt-funded financial assets, such as loans, that create market exposures are funded on a back-to-back basis, managed through the use of financial derivatives or otherwise passed through to the borrower. Debt-funded financial assets may be funded with liabilities of a shorter maturity or with mismatched timing of cash flows, subject to defined debt redemption limits that impose a ceiling on the amount of liabilities that may mature during any period. Such refinancing risk may also be mitigated by charging risk spreads and maturity premiums.

Any financial derivative entered into by the Bank will be subject to limits and reporting requirements.

Model Risk

Model risk is the risk of adverse consequences arising from decisions based on incorrect or misused model outputs and reports. The Bank has established processes to ensure that the Bank’s models have been adequately validated, capture material risks and are conceptually sound and suitably controlled.

Operational Risk

Operational risk is the risk of loss, or detriment, resulting from inadequate or failed processes or systems, through human error or from the occurrence of external events. The Bank’s definition of operational risk is consistent with the Basel Committee Banking Industry Standards, but has been extended to include reputational risk. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks and establishing acceptable risk parameters and monitoring procedures.

Compliance Risk

Compliance risk is the risk of legal or regulatory sanctions, material financial loss or reputational loss that AIIB may suffer as a result of its failure to comply with laws, regulations, internal rules and standards. The Bank deploys a variety of measures to mitigate this risk.

Integrity Risk; Environmental & Social Risk

Integrity risk is the risk that the Bank or its clients will engage in activities that may have an adverse reputational impact on the Bank, whether due to the nature of those activities or due to the background and behavior of the entities with whom the Bank conducts those activities.

Environmental and social risk is the risk of breaching any applicable environmental and social rules and commitments, including those described in the Bank’s ESF Framework.

The Bank deploys a variety of measures to mitigate these risks, including impact assessments, ongoing interaction with counterparties, clients and other stakeholders and regular reporting and monitoring.

GOVERNANCE AND ADMINISTRATION

Pursuant to the Articles of Agreement, the Bank is administered and managed by the Board of Governors, the Board of Directors, a President, one or more Vice-Presidents and other officers and staff.

Board of Governors

All of the powers of the Bank are vested in the Board of Governors, consisting of one Governor and one Alternate Governor appointed by each member. While the Articles of Agreement do not specify criteria for the appointment of a Governor by the member, the composition of the Board of Governors includes officials of ministerial (or equivalent) rank. Alternate Governors may only vote in the absence of their principal. A Chairman is elected at each annual meeting and such person holds the office until the election of the next Chairman.

The Board of Governors may delegate to the Board of Directors any or all its powers, except the power to (i) admit new members and determine the conditions of their admission, (ii) increase or decrease the authorized capital stock of the Bank, (iii) suspend members, (iv) decide appeals from interpretations or applications of the Articles of Agreement given by the Board of Directors, (v) elect the Directors of the Bank and determine expenses to be paid for Directors and Alternate Directors, as well as their remuneration, if any, (vi) elect, suspend or remove the President and determine his/her remuneration, (vii) approve the general balance sheet and statement of profit and loss of the Bank, (viii) determine the reserves and the allocation and distribution of net profits of the Bank, (ix) amend the Articles of Agreement, (x) decide to terminate the operations of the Bank and to distribute its assets and (xi) exercise such other powers as expressly assigned to the Board of Governors in the Articles of Agreement. The Board of Governors retains full power to exercise its authority over any delegated matter.

All matters before the Board of Governors are decided by a majority of the votes cast, other than matters that are designated as a Super Majority Vote or Special Majority Vote pursuant to the Articles of Agreement. A Super Majority Vote requires an affirmative vote of two-thirds of the total number of Governors, representing not less than three-fourths of the total voting power of AIIB’s members. Matters requiring a Super Majority Vote include, among others, matters relating to (i) suspension of membership, (ii) termination of the Bank’s operations, (iii) distribution of assets, (iv) amendments to the Articles of Agreement, (v) increases in authorized capital, (vi) changing the subscription base so that regional members comprise less than 75% of total subscribed stock, (vii) increases to the subscription amount of a member, (viii) assistance to recipients beyond those authorized in the Articles of Agreement, (ix) allocation and distribution of net income otherwise than as provided by the Articles of Agreement, (x) electing, suspending or removing the President of the Bank and (xi) increasing or decreasing the size of the Board of Directors. A Special Majority Vote requires an affirmative vote of a majority of the total number of Governors, representing not less than a majority of the total voting power of AIIB’s members. A Special Majority Vote is required for certain matters, including, among others, those relating to (i) the issue of shares other than at par value, (ii) establishing subsidiary entities and (iii) admitting members of IBRD or ADB under different terms than provided for in the Articles of Agreement. As noted above under “Asian Infrastructure Investment Bank–Membership, Capital Structure and Reserves–Capital Structure,” voting rights acquired by a member in respect of paid-in and associated callable shares for which payments are due but have not been received are suspended until full payment is received by the Bank.

As of May 6, 2019, the Board of Governors was composed of the following members and alternates:

Member	Governor and Current Position with Member	Alternate and Current Position with Member
Afghanistan	Mohammad Humayon Qayoumi, Acting Minister of Finance and Chief Advisor to the President	Zahid Hamdard, Deputy Minister of Finance

Australia	Josh Frydenberg, Treasurer	Stuart Robert, Assistant Treasurer

Austria	Hartwig Löger, Federal Minister of Finance	Christoph Pesau, Senior Representative for Asia

Azerbaijan	Shahin Mustafayev, Minister of Economy	Samir Sharifov, Minister of Finance

Bahrain	Shaikh Salman Khalifa Salman Alkhalifa, Minister of Finance	Yusuf Abdulla Humood, Financial Advisor

Member	Governor and Current Position with Member	Alternate and Current Position with Member

Bangladesh	A. H. M. Mustafa Kamal, Finance Minister	Monowar Ahmed, Secretary (in-charge) for Economic Relations Divisions

Belarus	Krutoy Dmitry Nikolaevich, Minister of Economy	Yermalovich Maxim Leonidovich, Minister of Finance

Brunei Darussalam	Amin Liew Abdullah, Minister of Finance II	Dato Ahmaddin Abdul Rahman, Deputy Minister of Finance

Cambodia	Aun Pornmoniroth, Senior Minister of Economy and Finance	Vongsey Vissoth, Secretary of the State Ministry of Economy and Finance

Canada	Bill Morneau, Minister of Finance	John Hannaford, Deputy Minister for International Trade

China	Liu Kun, Finance Minister	Zou Jiayi, Vice Minister

Cyprus	Kayriakos Kakouris, Head of Directorate of Administration and Finance	Costas Constantinides

Denmark	Anders Samuelsen, Minister for Foreign Affairs	Trine Rask Thygesen, State Secretary for Development Policy

Egypt	Mohamed Maait, Minister of Finance	Sahar Nasr, Minister of International Cooperation

Ethiopia	Abraham Tekeste Meskel, Minister of the Ministry of Finance and Economic Cooperation	Admasu Nebebe Gedamu, State Minister of the Ministry of Finance and Economic Cooperation

Fiji	Aiyaz Sayed-Khaiyum, Minister for Economy	Makereta Konrote, Permanent Secretary for Economy

Finland	Petteri Orpo, Minister of Finance	Tuomas Saarenheimo, Permanent Under-Secretary

France	Bruno Le Maire, Minister for Economy and Finance	Odile Renaud-Basso, Director General of the Treasury

Georgia	Ivane Matchavariani, Minister of Finance	Giorgi Kobulia, Minister of Economy and Sustainable Development

Germany	Olaf Scholz, Vice Chancellor and Federal Minister of Finance	Wolfgang Schmidt, State Secretary of the Federal Ministry of Finance

Hong Kong, China	Paul Chan Mo-po, Financial Secretary	James H. Lau Jr., Secretary for Financial Services and the Treasury

Hungary	Mihály Varga, Deputy Prime Minister for Economic Policy, Minister of Finance	Gabor Gion, Minister of State for Financial Affairs of the Ministry of Finance

Iceland	Bjarni Benediktsson, Minister of Finance and Economic Affairs	Guðmundur Árnason, Permanent Secretary, Ministry of Finance and Economic Affairs

India	Arun Jaitley, Minister of Finance	Subhash Chandra Garg, Secretary of Department of Economic Affairs, Ministry of Finance

Indonesia	Sri Mulyani Indrawati, Minister of Finance	Bambang P. S. Brodjonegoro, Minister of National Development Planning

Iran	Farhad Dejpasand, Minister of Economic Affairs and Finance	Mohammad Khazaee Torshizi, Vice Minister and President of Organization for Investment, Economic and Technical Assistance

Member	Governor and Current Position with Member	Alternate and Current Position with Member

Ireland	Paschal Donohoe, Minister of Finance	Derek Moran, Secretary General of the Department of Finance

Israel	Moshe Kahlon, Minister of Finance	Matan Lev-Ari, Head of International Organizations Unit

Italy	Giovanni Tria, Minister of Economy and Finance	Gelsomina Vigliotti, Head of International Financial Relations, Treasury Department, Ministry of Economy and Finance

Jordan	Mary Kawar, Minister of Planning and International Cooperation	Zeina Toukan, Director of International Cooperation

Kazakhstan	Ruslan Erbolatovich Dalenov, Minister of National Economy of the Republic of Kazakhstan	Amaniyaz Kasimovich Yerzhanov, Vice-minister of Investments and Development of the Republic of Kazakhstan

Republic of Korea	Nam-ki Hong, Deputy Prime Minister and Minister for Economy and Finance	Juyeol Lee, Governor of the Bank of Korea

Kyrgyz Republic	Baktygul Jeenbaeva, Minister of Finance	Arzybek Kojoshev, Minister of Economy

Laos	Somdy Douangdy, Deputy Prime Minister and Minister of Finance	Thipphakone Chanthavongsa, Vice Minister of Finance

Luxembourg	Pierre Gramegna, Minister of Finance	Arsène Jacoby, Director of the Multilateral Affairs, Development and Compliance Department Ministry of Finance

Madagascar	Richard Randriamandrato, Minister of Economics and Finances	Andriamanga Herivelo, Director General of Public Treasury

Malaysia	Lim Guan Eng, Minister of Finance	Ahmad Badri Mohd Zahir, Secretary General of Treasury

Maldives	Ibrahim Ameer, Minister of Finance	Mohamed Aslam, Minister of National Planning and Infrastructure

Malta	Edward Scicluna, Minister for Finance	Mario Vella, Governor of the Central Bank of Malta

Mongolia	Khurelbaatar Chimed, Minister of Finance	Nyamaa Buyantogtokh, State Secretary Ministry of Finance

Myanmar	Soe Win, Union Minister for Planning and Finance	Maung Win, Deputy Minister for Planning and Finance

Nepal	Yuba Raj Khatiwada, Finance Minister	Rajan Khanal, Finance Secretary

Netherlands	Wopke Hoekstra, Finance Minister	Christiaan Rebergen, Treasurer General

New Zealand	Grant Robertson, Minister of Finance	Gabriel Makhlouf, Secretary to the Treasury

Norway	Dag-Inge Ulstein, Minister of International Development	Aksel Jakobsen, State Secretary, Ministry of Foreign Affairs

Oman	Darwish Ismail Al Balushi, Minister Responsible for Financial Affairs	Abdul Sallam Mohamed Al Murshidi, Executive President of the State General Reserve Fund

Pakistan	Miftah Ismail, Secretary, Economic Affairs Division	Noor Ahmed, Secretary, Economic Affairs Division

Philippines	Carlos G. Dominguez, Department of Finance Secretary	Maria Edita Z. Tan, Department of Finance Assistant Secretary

Member	Governor and Current Position with Member	Alternate and Current Position with Member

Poland	Teresa Czerwińska, Minister of Finance	Pawel Samecki, Member of the Management Board of Narodowy Bank Polski

Portugal	Mário Centeno, Finance Minister	Eurico Brilhante Dias, Secretary of State of Internationalization

Qatar	Ali Shareef Al Emadi, Minister of Finance	Khalaf Ahmed Al Mannai, Undersecretary of the Ministry of Finance

Romania	Eugen Orlando Teodorovici, Minister of Public Finance	Attila Gyorgy, State Secretary in Charge of International Financial Institutions and Corporate Governance Relationship, Ministry of Public Finance

Russia	Maksim S. Oreshkin, Minister of Economic Development of the Russian Federation	Sergey Storchak, Deputy Minister of Finance of the Russian Federation

Samoa	Sili Epa Tuioti, Minister of Finance	Leasiosiofa’ Asisina Galumalemana M. Oscar Malielegaoi, Chief Executive Officer, Ministry of Finance

Saudi Arabia	Mohammed Aljadaan, Minister of Finance	Khalid Sulaiman Alkhudairy, Vice-Chairman & Managing Director of Saudi Fund for Development

Singapore	Heng Swee Keat, Minister for Finance	Tan Ching Yee, Permanent Secretary (Finance) Ministry of Finance

Spain	Nadia Calviño, Minister of Economy and Business	Ana de la Cueva Fernandez, Secretary of State for Economic & Business Affairs, Ministry of Economy and Business

Sri Lanka	Mangala Samaraweera, Minister of Finance and Mass Media	R H S Samaratunga, Secretary to the Treasury

Sudan	Magdi Hassan Mohamed Yassin, Minister of Finance & Economic Planning	Husein Yahya Jangool, Governor of Central Bank of Sudan

Sweden	Magdalena Andersson, Minister for Finance	Karolina Ekholm, State Secretary Ministry of Finance

Switzerland	Guy Parmelin, Head of the Federal Department of Economic Affairs, Education and Research	Ignazio Cassis, Federal Councillor, Head of Federal Department of Foreign Affairs

Tajikistan	Solehzoda Ashurboy, Assistant to the President	Muminzod Abdulmajid, First Deputy Chairman of the State Committee on Investment and State Property Management

Thailand	Apisak Tantivorawong, Minister of Finance	Prasong Poontaneat, Permanent Secretary

Timor-Leste	(vacant pending appointment)	(vacant pending appointment)

Turkey	Berat Albayrak, Minister of Treasury and Finance	Bülent Aksu, Deputy Minister of Treasury and Finance

United Arab Emirates	Sultan Ahmed Al Jaber, Minister of State	Mohammed Saif Al Suwaidi, Director General of Abu Dhabi Fund for Development

United Kingdom	Philip Hammond, Chancellor of the Exchequer	Mark Bowman, Director-General International and EU, Her Majesty’s Treasury

Uzbekistan	Sukhrob R. Kholmuradov, Deputy Prime Minister	Shukhrat Vafae, Deputy Chairman of the State Committee for Investments

Member	Governor and Current Position with Member	Alternate and Current Position with Member

Vanuatu	Gaetan Pikioune, Minister of Finance and Economic Management	Letlet August, Director General, Ministry of Finance and Economic Affairs

Vietnam	Le Minh Hung, Governor of State Bank of Viet Nam	Nguyen Thi Hong, Deputy Governor of State Bank of Viet Nam

Board of Directors

The Board of Directors is responsible for the direction of the Bank’s general operations through the exercise of powers delegated to it by the Board of Governors, in addition to those expressly assigned to it by the Articles of Agreement. Matters before the Board of Directors are decided by a majority vote, except as otherwise provided in the Articles of Agreement.

In addition to any powers delegated by the Board of Governors, the Board of Directors shall (i) prepare the work of the Board of Governors, (ii) establish policies of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, take decisions on major operational and financial policies and on delegation of authority to the President under Bank policies, (iii) take decisions concerning operations of the Bank and, with a majority representing not less than three-fourths of the total voting power of the members, decide on the delegation of such authority to the President, (iv) supervise the management and operation of the Bank and establish an oversight mechanism for that purpose, (v) approve the strategy, annual plan and budget of the Bank, (vi) appoint committees and (vii) submit the annual audited accounts for approval of the Board of Governors.

The Board of Directors consists of 12 members who are not members of the Board of Governors. Nine are elected by the Governors representing regional members, and three are elected by the Governors representing non-regional members. Each Director is elected by the Governors of a particular constituency, which is a small group of members with a minimum aggregate voting power. The minimum aggregate voting power is 6% for constituencies electing regional Directors and 15% for constituencies electing non-regional Directors. Under this arrangement, each of India and China (including China and Hong Kong, China) has the ability to appoint one of the 12 members of the Board of Directors. Each Director appoints an Alternate Director (or two Alternate Directors in respect of those Directors casting votes for five or more members) who may participate in the meetings, but who only has the full power to act when the Director is not present. The Directors, who serve the Bank on a non-resident basis, hold office for two-year terms and may be re-elected. They also must be nationals of member jurisdictions and persons of recognized capacity and experience in economic and financial matters. The Articles of Agreement further specify that the nomination and voting by Governors for Directors and the appointment of Alternate Directors by Directors shall respect the principle that each founding member shall have the privilege to designate the Director or an Alternate Director in its constituency permanently or on a rotating basis.

The Board of Directors is composed of the following members as of May 6, 2019:

Name	Alternates	Constituency Members(1)
Abdulaziz M. Alrasheed (Saudi Arabia)	Adel Al Hosani (UAE) Khaled Mohammed Al-Suwaidi (Qatar)	Bahrain Jordan Oman Qatar Saudi Arabia United Arab Emirates

Mehmet Alper Batur (Turkey)	Muhammad Aslam Chaudhary (Pakistan) Nikoloz Gagua (Georgia)	Azerbaijan Brunei Darussalam Georgia Kyrgyz Republic Pakistan Turkey

Name	Alternates	Constituency Members(1)

Veronika Baumgartner-Putz (Austria)	Nikolai Putscher (Germany) Philippe O’Quin (France)	Austria Cyprus Finland France Germany Ireland Italy Luxembourg Malta Netherlands Portugal Spain

Grigory Butrin (Russia)	Nurlan Shokbabayev (Kazakhstan)	Iran Kazakhstan Russia Tajikistan

Wencai Zhang (China)	Zhengwei Zhang (China)	China Hong Kong, China

Chang Huh (Korea, Republic of)	Ofer Peleg (Israel) Sukhrob Kholmuradov (Uzbekistan)	Fiji Israel Korea, Republic of Mongolia Samoa Uzbekistan

Sameer Kumar Khare (India)	Prashant Goyal (India)	India

Christopher Legg (Australia)	Dasha Richards (New Zealand)	Australia New Zealand Singapore Vietnam

Emil Levendoğlu (United Kingdom)	Paul Sverre Tharaldsen (Norway) Eva Haghanipour (Sweden)	Denmark Hungary Iceland Norway Poland

Romania Sweden Switzerland United Kingdom

Paul Samson (Canada)	Ahmed Kouchouk (Egypt)	Canada Madagascar Egypt Ethiopia

Andin Hadiyanto (Indonesia)	Si Si Pyone (Myanmar) Pen Thirong (Cambodia)	Afghanistan Cambodia Indonesia Lao People’s Democratic Republic Myanmar Sri Lanka

Mark Dennis Y.C. Joven (Philippines)	Abdul Baki (Bangladesh) Sukmeena Bhasavanich (Thailand)	Bangladesh Malaysia Maldives Nepal Philippines Thailand

Note:

(1)	As of May 6, 2019, Belarus, Sudan, Timor Leste and Vanuatu have not yet assigned their respective votes.

Biographical information for each Director is included below.

Mr. Abdulaziz M. Alrasheed – Director

Mr. Alrasheed has been a member of the Board of Directors since March 2019. Mr. Alrasheed currently holds the position of Assistant Minister for International Financial Affairs and Macro-Fiscal Policy at the Ministry of Finance of Saudi Arabia. Mr. Alrasheed has significant public sector experience, having held various positions with the national administration of Saudi Arabia. Previously, Mr. Alrasheed served as Deputy Minister for Economic Affairs (2017 to 2018), Assistant Deputy Minister for Economic Policies (2016 to 2017) and General Director of the Executive President Office (2014 to 2016).

Mr. Mehmet Alper Batur – Director

Mr. Batur has been a member of the Board of Directors since September 2017. Mr. Batur has significant public sector experience, particularly in the Ministry of Treasury and Finance of the Republic of Turkey. Since August 2017, he has served as the Deputy Director General, Foreign Economic Relations, at the Ministry of Treasury and Finance, where he is responsible for maintaining Turkey’s relations with the G20 (Sous-Sherpa of Turkey), International Monetary Fund (the “IMF”) and MDBs. From 2012 to 2017, Mr. Batur was the Head of Department and then Deputy Director General, Financial Sector Relations and Exchange, at the Ministry of Treasury and Finance, where he was responsible for a variety of financial-sector policies. Mr. Batur is currently an Executive Board Member at the Credit Guarantee Fund.

Ms. Veronika Baumgartner-Putz – Director

Ms. Baumgartner-Putz has been a member of the Board of Directors since July 2018. Ms. Baumgartner-Putz has significant experience in both the public and private sectors, particularly in international development and public administration. She is currently the Financial Counsellor at the Austrian Embassy in Beijing. Prior to her current position, Ms. Baumgartner-Putz was a Senior Advisor with the Austrian Ministry of Finance, responsible for International Financial Institutions, where she also held other economic policy-related positions. From July 2015 to June 2016, she served as an Alternate Executive Director at ADB. Before joining the Austrian Ministry of Finance in 2010, Ms. Baumgartner-Putz held positions with the United Nations Development Program (the “UNDP”) and the Austrian Development Agency, among others.

Mr. Grigory Butrin – Director

Mr. Butrin has been a member of the Board of Directors since November 2017. Mr. Butrin has substantial expertise in banking and finance, having held positions in both the public and private sectors. He currently serves as an Advisor to the First Deputy Prime Minister and Minister of Finance of the Russian Federation. Previously, Mr. Butrin evaluated various investment projects at the Russian Direct Investment Fund and Russia China Investment Fund and worked at the Russian state corporation Rostec.

Dr. Wencai Zhang – Director

Dr. Zhang has been a member of the Board of Directors since February 2019. Dr. Zhang has significant experience in the public sector, including with international financial institutions and the Ministry of Finance of China. He currently holds the position of Director General of the Department of International Economic and Financial Cooperation at China’s Ministry of Finance and also represents China as Alternate Governor at the International Fund for Agricultural Development (“IFAD”) and as Director at NDB. Dr. Zhang previously served at the Ministry of Finance of China in various senior capacities, including as the Director General of the Department of External Economic Cooperation from 2012 to 2013, and as the Deputy Director General for the International Department from 2004 to 2012, where he worked on various multilateral initiatives, including the G-20, the ASEAN+3 and the Asia Pacific Economic Cooperation. In the field of international financial institutions, Dr. Zhang served as Vice President of ADB from 2013 to 2018 and as Director for China at ADB from 2007 to 2009. From 1993 to 1996, he was Advisor to the Executive Director for China at the World Bank.

Mr. Chang Huh – Director

Mr. Huh has been a member of the Board of Directors since August 2018. Mr. Huh has significant experience in the public sector, including with MDBs. He has held a number of positions with the Republic of Korea’s Ministry of Economy and Finance, currently serving as the Director General, Development Finance Bureau. Mr. Huh has also served in the Office of the President of the Republic of Korea, first as Assistant Secretary, Office of Economic Policy Advisor (September 2004 to August 2005), and more recently as Assistant Secretary, Office of Economic Emergency Management (January 2009 to March 2010). Mr. Huh’s experience with MDBs include serving as Minister, Permanent Delegation of the Republic of Korea to the OECD (June 2015 to June 2018) and as Advisor to the Executive Director, Korean Office of ADB (August 2005 to September 2009).

Mr. Sameer Kumar Khare – Director

Mr. Khare has been a member of the Board of Directors since June 2018. Mr. Khare has significant public sector experience, including in the Indian Administrative Service. He currently serves as the Additional Secretary in the Department of Economic Affairs of the government of India, where he is responsible for relations with certain MDBs, including the World Bank, ADB and AIIB, and as the department’s Chief Vigilance Officer. Previously, Mr. Khare served in a variety of government capacities, including as Joint Secretary, Department of Economic Affairs, where he was responsible for relations with such organizations as the G-20, ASEAN and the UNDP. Mr. Khare has also held a number of directorships, including serving as the Indian government’s nominee at the United Bank of India (currently), IFAD (2017) and the International Organization SAARC Development Fund (March 2016 to August 2017).

Mr. Christopher Legg – Director

Mr. Legg has been a member of the Board of Directors since January 2016, having previously served as Australia’s Chief Negotiator for the establishment of AIIB from April to December 2015. Mr. Legg is a career Australian senior civil servant, having held a number of senior positions in the Australian Treasury relating to international economic relations, foreign investment and the Australian financial system. His most recent position was the Australian Treasury’s Chief Advisor on Infrastructure and National Security Issues (from September 2013 until taking on his current role at the Bank). He has also recently co-chaired the G20 Infrastructure Working Group and, since October 2018, has been Acting Deputy Secretary of Treasury’s Macroeconomic Group. From 2008 to 2012, Mr. Legg served on the Executive Board of the IMF, first as Alternate Director and then, from November 2010, as Executive Director for the Asia and Pacific Constituency. From 1995 to 1999, he was an Alternate Executive Director at the World Bank.

Mr. Emil Levendoğlu – Director

Mr. Levendoğlu has been a member of the Board of Directors since June 2017. Mr. Levendoğlu is a career British senior civil servant with significant experience in both the public and private sectors. Since May 2017, he has served as Deputy Director, Prosperity and Multilateral Investment, HM Treasury. Prior to this, Mr. Levendoğlu served in a variety of other capacities at HM Treasury, including as Deputy Director, Enterprise and Growth Unit (2015 to 2016), and as Deputy Director, Banking Reform and Financial Regulation (2007 to 2012). In addition to his government service, Mr. Levendoğlu has worked as a consultant on financial services and development issues, with a focus on Africa.

Mr. Paul Samson – Director

Mr. Samson has been a member of the Board of Directors since July 2018. Mr. Samson’s work covers a range of issues across international finance, international trade and international development. He currently is the Associate Assistant Deputy Minister, International Trade and Finance, Finance Canada, and serves as co-chair of the G20 Framework Working Group on the global economy and as Canada’s Finance Deputy for Asia-Pacific Economic Cooperation. From 2006 to 2014, Mr. Samson held several senior executive positions at the former Canadian International Development Agency and Global Affairs, Canada, including at the Director General and Assistant Deputy Minister level. Mr. Samson is a member of the Board of Directors for the Centre for International Governance Innovation.

Dr. Andin Hadiyanto – Director

Dr. Hadiyanto has been a member of the Board of Directors since January 2019. Dr. Hadiyanto has significant public sector experience, particularly in the Ministry of Finance of the Republic of Indonesia. He currently serves as an Assistant Minister of Finance, a position he also held from 2013 to 2016. He has previously served in other senior positions at the Ministry of Finance, including as Director of the Center for International Policy and Cooperation, Executive Secretary of the Fiscal Policy Agency and Acting Chairman of the Fiscal Policy Agency. Dr. Hadiyanto served as a Director of the Bank in 2016, as a member of the Advisory Panel of the ASEAN Macroeconomic Research Office from 2013 to 2015 and as an Executive Director at the World Bank from 2016 to 2018.

Mr. Mark Dennis Y.C. Joven – Director

Mr. Joven has been a member of the Board of Directors since July 2018. Mr. Joven currently serves as the Undersecretary for the International Finance Group of the Philippine Department of Finance. In his previous role as Assistant Secretary of the Revenue Operations Group of the Department of Finance, Mr. Joven represented the Philippines in tax treaty negotiations and in various international tax fora. Prior to public service, Mr. Joven managed an active tax practice for 15 years. A lawyer and certified public accountant by training, Mr. Joven advised on matters related to estate planning, cross-border transactions and tax advocacy and served as a faculty member at the University of the Philippines College of Law and the University of the Philippines College of Business Administration, where he taught courses on wills & estates, tax and financial accounting.

Board Committees

Audit and Risk Committee

The role of the Audit and Risk Committee (the “A&R Committee”) is to (i) review the Bank’s financial statements and accounting, auditing and financial reporting practices, procedures and issues, (ii) review the selection procedures for and the qualification and performance of the external auditors and review the reports from the external auditors and ensure appropriate action be taken in respect of major improvement areas identified, (iii) review the scope of work and internal audit plan and the effectiveness of the internal audit function, (iv) review the effectiveness of internal control systems and (v) review the Bank’s financial and risk-related policies, including the Bank’s Financial and Risk Management Framework and RAS.

The A&R Committee is composed of three or four Directors and two external members (appointed by the President in consultation with the Board of Directors). The current members of this committee are Jan Engström (external member), Andin Hadiyanto, Sameer Kumar Khare (vice chair), Emil Levendoğlu (chair), Chaly Mah (external member) and Zhang Wencai.

Budget and Human Resources Committee

The role of the Budget and Human Resources Committee (the “BHR Committee”) is to (i) review the proposed annual administrative budget, taking into account the Bank’s annual business plan, and review the quarterly budget execution update and report thereon to the Board of Directors, (ii) review and assess the implementation of staffing strategies, compensation and benefits policies and related issues periodically and make recommendations to the Board of Directors as appropriate, (iii) review the human resources update report semi-annually, (iv) serve as the Bank’s Ethics Committee, in which role it considers matters relating to the implementation, interpretation and application of the Code of Conduct for Board Officials (the “Code of Conduct”), including requests for guidance concerning conflicts of interest, annual financial disclosures or other ethical aspects of conduct, as well as allegations of misconduct under the Code of Conduct and (v) consider any other aspects of the annual administrative budget and the Bank’s human resources as the Board of Directors may request and report thereon to the Board of Directors.

The BHR Committee is composed of up to six Directors. The current members of this committee are Abdulaziz M. Alrasheed, Mehmet Alper Batur (vice chair), Veronika Baumgartner-Putz (chair), Grigory Butrin, Andin Hadiyanto and Emil Levendoğlu.

Policy and Strategy Committee

The role of the Policy and Strategy Committee (the “P&S Committee”) is to (i) review the Bank’s operational policies (other than financial and risk-related policies), including but not limited to environmental, social and procurement policies, and report thereon to the Board of Directors, (ii) advise on the development of the Bank’s strategies and report thereon to the Board of Directors, (iii) review the proposed annual business plan, taking into account the annual administrative budget, and report thereon to the Board of Directors, and (iv) undertake any other activities consistent with its terms of reference as the Board of Directors may request and report thereon to the Board of Directors.

The P&S Committee is composed of up to six Directors. The current members of this committee are Chang Huh, Mark Dennis Y.C. Joven, Sameer Kumar Khare, Christopher Legg (chair), Paul Samson and Zhang Wencai (vice chair).

Senior Management

The President, who serves as the legal representative of the Bank, is elected by a Super Majority Vote. The President must be a national of a regional member jurisdiction and may not be a Governor, a Director or an alternate for either. The term of office of the President is five years with the possibility of one additional term. The term of the current President, Mr. Jin Liqun, his first term, is currently scheduled to expire in 2021. The President is the Chairman of the Board of Directors, but has no vote other than a tie-breaking vote. The President may also participate in the meeting of the Board of Governors, but has no vote. The President is supported by a team of senior management. The team currently includes five Vice Presidents who are responsible for Policy and Strategy, Investment Operations, Finance, Administration and the Corporate Secretariat. Vice Presidents are appointed by the Board of Directors upon the recommendation of the President. Senior management also includes the General Counsel, the Chief Risk Officer and the Senior Advisor to the President, Head of Client Relations and Programming Office/Chief Programming Officer.

The President has the authority to establish management committees. Such committees perform a variety of functions, and currently include the following: (i) the Executive Committee, (ii) the Investment Committee, (iii) the Special Fund Committee, (iv) the Human Resources Review Committee, (v) the Risk Committee, (vi) the Operational Procurement Committee and (vii) the Asset and Liability Management Committee.

The President, officers and staff of the Bank, in the discharge of their offices, are responsible solely to the Bank and may not recognize any other authority. The members are obligated to respect the international character of this obligation. Moreover, the Bank, its President, officers and staff may not interfere in the political affairs of any members nor be influenced in their decisions by the political character of any member. Senior management is currently composed of the following individuals:

Name	Title
Mr. Jin Liqun	President
Sir Danny Alexander	Vice President and Corporate Secretary
Mr. Thierry de Longuemar	Vice President and Chief Financial Officer
Dr. D.J. Pandian	Vice President and Chief Investment Officer
Mr. Luky Eko Wuryanto	Vice President and Chief Administration Officer
Dr. Joachim von Amsberg	Vice President – Policy and Strategy
Mr. Gerard Sanders	General Counsel
Mr. Martin Kimmig	Chief Risk Officer
Mr. Konstantin Limitovskiy	Senior Advisor to the President, Head of Client Relations and Programming Office/Chief Programming Officer

Biographical information for each member of senior management is included below.

Mr. Jin Liqun – President

Mr. Jin Liqun is the inaugural President and Chairman of the Board of Directors. Before being elected as the Bank’s first president, Mr. Jin served as Secretary-General of the Multilateral Interim Secretariat tasked with establishing the Bank. Mr. Jin has significant experience across the private and public sectors, as well as with MDBs. He served as Chairman of China International Capital Corporation Limited, China’s first joint-venture investment bank, as Chairman of the Supervisory Board of China Investment Corporation and as Chairman of the International Forum of Sovereign Wealth Funds. Mr. Jin previously served as Vice President, and then Ranking Vice President, of ADB and as Alternate Executive Director for China at the World Bank and at the Global Environment Facility. He spent nearly two decades at the Chinese Ministry of Finance, reaching the rank of Vice Minister. Mr. Jin is a national of China.

Sir Danny Alexander – Vice President and Corporate Secretary

Sir Danny Alexander is responsible for the Bank’s relations with its members, the Board of Governors, the Board of Directors and other aspects of governance, including the admission of new members. As Chief Secretary to the Treasury, Sir Danny was one of the leaders of the United Kingdom coalition government between 2010 and 2015. He was knighted in 2015 and is a national of the United Kingdom.

Mr. Thierry de Longuemar – Vice President and Chief Financial Officer

Mr. Thierry de Longuemar is responsible for the design and implementation of AIIB’s financial strategies and policies, including oversight of the Controller and Treasury departments. He previously served as both the Treasurer and Vice President of Finance at ADB and AfDB. His career extends to the private sector where he worked in progressively more senior roles in banking and energy, including postings at ABN AMRO, Crédit Agricole, Compagnie Bancaire and TOTAL. He is a national of France.

Dr. D.J. Pandian – Vice President and Chief Investment Officer

Dr. D.J. Pandian leads the investment portfolio for the Bank, having oversight for all sovereign and non-sovereign lending. In this role, he and his team of specialists are responsible for the end-to-end management of the Bank’s project pipeline from identification to implementation. Before joining AIIB, Dr. Pandian had an extensive career spanning 30 years with the Indian Administrative Services, holding key positions at the state, national and international levels in the energy (oil and gas, power and renewables), infrastructure and finance sectors. During his career, he served in the government of Gujarat in various capacities including Chief Secretary, Additional Chief Secretary, Industries and Mines and Principal Secretary, Energy and Petrochemicals Department. Dr. Pandian is a national of India.

Mr. Luky Eko Wuryanto – Vice President and Chief Administration Officer

Mr. Luky Eko Wuryanto is responsible for overseeing human resources, information technology and facilities and administration services. Prior to this role, he served in senior positions in the Indonesian government for more than 20 years, most recently as the Deputy Coordinating Minister for Infrastructure Acceleration and Regional Development, Coordinating Ministry for Economic Affairs. Mr. Wuryanto is a national of Indonesia.

Dr. Joachim von Amsberg – Vice President, Policy and Strategy

Dr. Joachim von Amsberg drives the strategic direction for the Bank, including its sectoral and country priorities, its investment strategy and programming, its economic analysis and research and its operating budget. He oversees the Bank’s environmental and social policies, other operational policies and their implementation. He previously served in a number of progressively more senior roles at the World Bank where he most recently held the position of Vice President, Development Finance, in which role he was responsible for the replenishment and stewardship of IDA, the World Bank’s fund for the poorest countries, and for trust fund and partnership operations. Dr. von Amsberg is a national of Germany.

Mr. Gerard Sanders – General Counsel

Mr. Gerard Sanders advises the President and governance bodies of AIIB and is responsible for the legal aspects of the Bank’s work. Prior to joining AIIB, he was General Counsel of IFAD, previously having worked at EBRD, most recently as Deputy General Counsel. Beforehand, he worked with law firms in Wellington, Washington, D.C. and Amsterdam and in a corporate role in London. Mr. Sanders is a national of New Zealand.

Dr. Martin Kimmig – Chief Risk Officer

Dr. Martin Kimmig heads AIIB’s risk management. His main responsibilities are to ensure the stability and financial continuity of the Bank. He oversees capital allocation and utilization, manages financial and non-financial risks, including reputational consequences, as well as fosters a strong risk culture throughout the Bank. He joined AIIB from The Rock Creek Group where he served as Managing Director covering emerging market equities. Previously, he spent 24 years at the World Bank Group, primarily at IFC, where he held leadership positions in both investment operations and risk management. Dr. Kimmig is a national of Germany.

Mr. Konstantin Limitovskiy – Senior Advisor to the President, Head of Client Relations and Programming Office/Chief Programming Officer

Mr. Konstantin Limitovskiy advises the President and is responsible for client relationships and programming at AIIB. He has over 25 years of experience in banking, infrastructure and project finance, particularly in connection with structuring and arranging equity and debt financing for capital-intensive projects in the former Soviet Union and Central and Eastern Europe. Before joining AIIB, Mr. Limitovskiy served as the Deputy Chairman of the Eurasian Development Bank, where he was responsible for leading business activities in infrastructure. Prior to his time with the Eurasian Development Bank, among other roles, Mr. Limitovskiy managed international project finance at VTB Group in Russia, was responsible for leveraged and structured finance operations at Gazprombank and Alfa Bank and led banking activities in infrastructure finance at the Black Sea Trade and Development Bank, an MDB headquartered in Greece. Mr. Limitovskiy is a national of the Russian Federation.

International Advisory Panel

The International Advisory Panel (the “IAP”) provides management with support on the Bank’s strategies and policies as well as on general operational issues. Members of the IAP, who are appointed to two-year terms, bring years of experience and a wide range of professional expertise in both the international and private sectors. The IAP meets in tandem with the annual meeting of the Board of Governors or as requested by the President. The IAP is currently composed of the following members:

Name	Biographical information
Mr. Shaukat Aziz	Former Prime Minister of Pakistan
Dr. Zeti Akhtar Aziz	Former Governor of Bank Negara Malaysia, Malaysia’s Central Bank
Mr. Jose Isidro N. Camacho	Former Secretary of Finance and Former Secretary of Energy of the Philippines
Mr. Yukio Hatoyama	Former Prime Minister of Japan
Mr. Steve Howard	Secretary General of the Global Foundation
Dr. Myung Ja Kim	President of the Korean Federation of Science & Technology Societies and Former Minister of Environment of Korea
Dr. Ngozi Okonjo-Iweala	Senior Advisor, Lazard; former Finance Minister, Nigeria; former Managing Director, World Bank
Mr. Paul Speltz	Chairman and CEO of Global Strategic Associates; former U.S. Ambassador
Lord Nicholas Stern	Professor at the London School of Economics; former Chief Economist of the World Bank
Dame Meg Taylor	Secretary General to the Pacific Islands Forum; former Vice President, IFC
Prof. Ngaire Woods	Inaugural Dean of the Blavatnik School of Government and Professor of Global Economic Governance

Employees

As of March 31, 2019, the Bank’s total professional staff was 193, representing 42 nationalities (67% regional and 33% non-regional).

SELECTED DEMOGRAPHIC AND ECONOMIC DATA

Certain of the following information has been extracted from publicly available sources. The Bank has not independently verified this information.

The following table presents selected demographic and economic data for members of the Bank that have more than 3% voting power or in which the Bank has approved financings as of May 6, 2019:

	Population (in millions)(1)		GDP (U.S.$ in millions)(1)		GDP per capita (U.S.$)(1)		Total reserves (excluding gold) (U.S.$ in millions)(1)(2)		Total external debt (U.S.$ in millions)(1)(3)		Consumer price index growth (annual% change)(1)
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Australia	24.6	24.2	1,323,421.1	1,208,039.0	53,793.5	49,937.7	63,561.3	50,872.1	N/A	N/A	1.9	1.3
Azerbaijan	9.9	9.8	40,747.8	37,867.5	4,135.1	3,880.7	6,680.4	5,836.5	15,253.9	15,016.3	12.9	12.4
Bangladesh	164.7	163.0	249,723.9	221,415.2	1,516.5	1,358.8	32,849.2	31,776.1	47,154.8	38,819.7	5.7	5.5
China	1,386.4	1,378.7	12,237,700.5	11,190,992.6	8,827.0	8,117.3	3,158,876.9	3,029,775.3	1,710,235.1	1,415,801.1	1.6	2.0
Egypt	97.6	95.7	235,369.1	332,927.8	2,412.7	3,479.3	33,213.9	20,858.2	82,885.9	67,640.7	29.5	13.8
France	67.1	66.9	2,582,501.3	2,465,134.3	38,484.2	36,870.2	54,780.6	56,124.9	N/A	N/A	1.0	0.2
Georgia	3.7	3.7	15,081.3	14,378.0	4,045.4	3,857.3	3,038.8	2,756.4	15,756.2	15,820.1	6.0	2.1
Germany	82.7	82.3	3,693,204.3	3,495,162.9	44,665.5	42,443.5	59,356.9	59,582.0	N/A	N/A	1.5	0.5
India	1,339.2	1,324.2	2,650,725.3	2,290,432.1	1,979.4	1,729.7	389,350.1	341,145.2	513,208.9	455,549.6	2.5	4.9
Indonesia	264.0	261.1	1,015,420.6	931,877.4	3,846.4	3,568.8	126,857.4	113,493.4	354,351.9	320,966.0	3.8	3.5
Korea	51.5	51.2	1,530,750.9	1,414,804.2	29,742.8	27,608.2	384,453.2	366,307.9	N/A	N/A	1.9	1.0
Lao PDR	6.9	6.8	16,853.1	15,805.7	2,457.4	2,338.7	1,234.4	847.1	14,497.7	13,523.5	0.8	1.6
Myanmar	53.4	52.9	67,068.7	63,256.2	1,256.7	1,196.1	4,911.0	4,618.6	16,138.7	14,434.2	4.6	7.0
Oman	4.6	4.4	70,783.9	65,941.5	15,267.4	14,902.8	16,088.0	20,261.5	N/A	N/A	1.6	1.1
Pakistan	197.0	193.2	304,951.8	278,654.6	1,547.9	1,442.3	15,764.8	19,650.4	84,522.8	72,157.1	4.1	3.8
Philippines	104.9	103.3	313,595.2	304,889.1	2,989.0	2,950.9	73,228.5	73,432.7	73,079.7	73,014.1	2.9	1.3
Russia	144.5	144.3	1,578,417.2	1,282,663.6	10,749.1	8,745.0	356,084.0	317,544.5	492,763.1	525,649.7	3.7	7.0
Sri Lanka	21.4	21.2	87,357.2	81,787.4	4,073.7	3,857.4	7,030.6	5,188.6	50,142.0	46,649.6	7.7	4.0
Tajikistan	8.9	8.7	7,146.4	6,952.7	801.1	796.0	641.8	107.3	5,881.4	5,301.4	N/A	6.0
Turkey	80.7	79.5	851,549.3	863,721.7	10,546.2	10,862.7	84,115.1	92,054.5	454,725.0	409,015.8	11.1	7.8

Notes:

(1)	This information is extracted from the World Bank’s World Development Indicators (the “WDI”). “N/A” indicates that the relevant figure is not available in the WDI as of May 6, 2019.
(2)	The WDI defines total reserves (excluding gold) as special drawing rights, reserves of IMF members held by the IMF and holdings of foreign exchange under the control of monetary authorities.
(3)	The WDI defines total external debt as debt owed to nonresidents repayable in currency, goods or services.